Exhibit 99

                Pfizer Inc Fourth-Quarter 2004 Performance Report

                       Pfizer Delivers Strong Performance
                      In a Challenging Business Environment

                                   ----------

          Pfizer Responds Quickly and Significantly to Tsunami Disaster

                                   ----------

              Fourth-Quarter Reported Net Income of $2.825 Billion,
          Reported Diluted EPS of $.38, Reflect Asset-Impairment Charge
                            Relating to Depo-Provera

                                   ----------

                       Fourth-Quarter Adjusted Income* Grows 16 Percent
                   to $4.385 Billion; Fourth-Quarter Adjusted Diluted EPS*
                                    Up 16 Percent to $.58

                                   ----------

            Quarterly Revenues Increase 7 Percent to $14.924 Billion

                                   ----------

                    Lipitor Becomes Pharmaceutical Industry's
                        First Ten-Billion-Dollar Product

                                   ----------

       Quarter Marked by U.S. Regulatory Approvals of Lyrica and Macugen,
                      U.S. Filings of Revatio and Parecoxib

                                   ----------

              Pfizer Remains On Track to Submit an Industry-Record
                  20 Major U.S. Regulatory Filings in 2001-2006

                                   ----------

                 Pfizer Well-Positioned to Meet Challenges Ahead

     NEW YORK, Jan. 19 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the fourth quarter of 2004.

     "Pfizer delivered another strong performance during the fourth quarter, despite a challenging business environment," said Hank McKinnell, chairman and chief executive officer. "These results reflect our unequaled operational capabilities and our industry-leading product portfolio and pipeline. Among many solid product performances, Lipitor continued to achieve strong double-digit revenue growth and became the world's first ten-billion-dollar pharmaceutical product.

     "The numerous filings, approvals, and launches of major new Pfizer products and product enhancements during 2004 demonstrated our renewed R&D productivity," Dr. McKinnell continued. "We will continue to make the investments necessary to serve patients' needs and to generate long-term growth. Our pipeline of new-product candidates is full at all stages, and the opportunities for improving human health remain abundant."

     Commenting on the impact of the catastrophic tsunami in Asia and Africa, Dr. McKinnell said, "Our hearts go out to the families and loved ones of those whose lives were lost and to the millions of people affected by this disaster. As for so many others, the disaster has touched our company, with Pfizer colleagues -- and their families -- among the missing and injured.

     "Our company has responded to the crisis in a caring and comprehensive manner. To date, we have donated more than $10 million in cash to international and local relief organizations operating in the region. We have also donated Pfizer medicines and consumer products to more than 30 relief organizations as part of our initial $25 million commitment in medicine relief. Our U.S. colleagues have personally contributed more than $350,000 to the relief effort, and our overseas colleagues have donation drives in progress. Pfizer is matching all of these colleague donations. We are also partnering with the United Nations to send Pfizer experts in supply-chain management to the affected area to support the U.N.-led relief efforts. We expect to send more colleagues to support these teams in areas of critical need, such as water purification. I am proud of the significant contributions being made to the relief effort by Pfizer colleagues in the affected area and around the world."

                    Pfizer Delivers Strong 2004 Performance,
             Will Provide 2005 Guidance at Upcoming Analyst Meeting

     David Shedlarz, executive vice president and chief financial officer, noted, "Pfizer achieved strong financial results in the fourth quarter of 2004 and for the full year. The company continues to use its strong operating cash flow to make the investments in its business necessary to sustain long-term growth, as well as to pay a strong, growing dividend to shareholders and to repurchase the company's common stock."

     Pfizer revenues for the fourth quarter of 2004 grew 7 percent to $14.924 billion, compared to the fourth quarter of 2003. Revenue growth was driven by good performances by Lipitor and a number of other product lines and by the weakening of the U.S. dollar relative to a number of foreign currencies, offset in part by recent generic competition to Diflucan, Neurontin, and Accupril and other competitive challenges.

     Pfizer revenues for full-year 2004 grew 17 percent to $52.516 billion, compared to 2003. Revenue growth was driven by strong performances across a broad range of products; the inclusion of results of legacy Pharmacia products for the full year compared to the prior year (subsequent to the April 16, 2003, acquisition); and the weakening of the U.S. dollar relative to a number of other foreign currencies; offset in part by recent generic competition and other competitive challenges.

     The Company's Human Health business generated revenues of $13.101 billion, up 6 percent, in the fourth quarter. Quarterly revenues of Pfizer's Consumer Healthcare business were $992 million, up 13 percent. Pfizer's Animal Health revenues increased 11 percent in the quarter to $566 million.

     Reported fourth-quarter net income of $2.825 billion and reported diluted earnings per share of $.38 included $831 million ($.10 per share) of significant impacts of purchase accounting for acquisitions (primarily non-cash charges attributable to the acquisition of Pharmacia); merger-related costs of $323 million ($.04 per share); certain significant items of $360 million ($.05 per share), which includes an impairment charge of $420 million relating to Depo-Provera resulting from diminished expectations of the product's future performance and $67 million of contingent income earned from a product in development that was sold in 2003; and a loss from discontinued operations of $46 million ($.01 per share), all on an after-tax basis. Excluding these items, adjusted income* in the fourth quarter grew 16 percent to $4.385 billion, and adjusted diluted EPS* in the quarter increased 16 percent to $.58, compared to the same period in 2003.

     Reported full-year 2004 net income of $11.361 billion and reported diluted earnings per share of $1.49 included $3.389 billion ($.45 per share) of significant impacts of purchase accounting for acquisitions (primarily non-cash charges attributable to the acquisition of Pharmacia); merger-related costs of $786 million ($.10 per share); certain significant items of $629 million ($.08 per share), which includes an impairment charge of $420 million relating to Depo-Provera, a charge of $229 million relating to the resolution, subject to court approval and approval by claimants, of certain asbestos-related litigation matters, and $67 million of contingent income earned from a product in development that was sold in 2003; and income from discontinued operations of $29 million, all on an after-tax basis. Excluding these items, adjusted income* for the full year grew 31 percent to $16.136 billion, and adjusted diluted EPS* for the full year increased 25 percent to $2.12, compared to full-year 2003.

     "The U.S. Treasury recently issued guidance that appears to clarify some of the provisions of the American Jobs Creation Act of 2004," Mr. Shedlarz continued, "and management is now investigating whether the company might repatriate up to $29 billion in extraordinary dividends, as defined in the Act, during 2005 (subject to management and board approval). This amount could increase by $8.6 billion, the amount of Pharmacia's historical accumulated earnings, but is subject to further U.S. Treasury guidance. Since the U.S. Treasury has not yet completed the issuance of all of its guidance on the Act, the company can only make a good-faith estimate of the tax liability that would have to be recorded if these extraordinary dividends are paid. Accordingly, the company expects, based on the information presently available, that it would record a tax liability based on the 5.25-percent statutory rate in the Act. However, the actual cost to the company is dependent on a number of factors that are currently being analyzed, including the passage of the pending Technical Corrections Bill.

     "While Pfizer's revenue and income growth will likely be tempered in the near term due to patent expirations and other factors, the Company will continue to make the investments necessary to sustain strong longer-term growth, the prospects for which remain excellent," Mr. Shedlarz concluded. "We will provide more specific information on Pfizer's financial expectations for 2005 and beyond at our analyst meeting planned for April 5, 2005. We remain confident that Pfizer has the organizational strength and resilience, as well as the financial depth and flexibility, to succeed in the long term."

               Human Health Continues Industry-Leading Performance

     "2004 -- and especially the fourth quarter -- was an extraordinary time for Pfizer in every respect," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals. "We saw unprecedented challenges to some of our key products and unsurpassed performances by others. We were subject to significant patent expirations and intense generic competition. We published landmark clinical-trial data from several studies and gained enhanced labeling from worldwide regulatory authorities, while also managing challenges to the safety and value of our medicines. We experienced pricing challenges from governments and other payers at the same time that we enrolled our first uninsured American consumers in the Pfizer Pfriends discount card program.

     "Amid this dynamic environment, our global pharmaceutical business delivered solid performance in 2004, extending our industry leadership and, more importantly, meeting patients' health needs with essential medicines and innovative programs. This performance is directly attributable to the scale of our pharmaceutical enterprise -- an enterprise deep and broad enough in therapeutic scope, and diverse enough in global market presence, to successfully exploit business opportunities and manage multiple environmental challenges," she said.

     Fourth-quarter human health revenue growth was led by Lipitor (up 23 percent), Celebrex (up 24 percent), Bextra (up 57 percent), Zyvox (up 73 percent), Campto/Camptosar (up 129 percent), Detrol (up 22 percent), and Xalatan/Xalacom (up 23 percent), partially offset by sales declines for Neurontin, Diflucan, and Accupril due to generic competition and Zithromax due to weak respiratory-infection trends.

     Full-year human health worldwide revenue growth of 17 percent was driven largely by Lipitor (up 18 percent), Zoloft (up 8 percent), Geodon (up 32 percent), Relpax (up 99 percent), Vfend (up 44 percent), and other key products -- Celebrex, Bextra, Xalatan, Detrol, and Zyvox -- partially offset by sales declines for Viagra, Diflucan, and Zithromax. Neurontin and Accupril were subject to generic competition in the fourth quarter, and Diflucan was subject to generic competition in the third and fourth quarters.

     Fifteen products marketed by Pfizer are number one in their respective therapeutic categories. These include five of the world's 25 top-selling medicines and the most widely-prescribed medicine in the world -- Lipitor. Ten Pfizer products each achieved more than $1 billion in 2004 revenues.

     Executing on Traditional Strengths. In 2004, Pfizer demonstrated in a variety of ways how our increased scale enhances our traditional strengths and provides us with an unprecedented ability to support a large in-line portfolio with robust medical, marketing, and sales efforts and rigorous clinical programs and also file and launch new products in multiple markets around the globe. These proven capabilities have enhanced Pfizer's status as the pharmaceutical industry's "partner of choice."

     Continued Confidence in Celebrex and Bextra As Treatment Options. Pfizer's commitment to doing what's best for patients has been the basis for our response to recent concerns regarding the cardiovascular safety of Celebrex and Bextra. This means helping to ensure that doctors have relevant data available on Celebrex and Bextra so that they can make appropriate prescribing decisions for their individual patients.

     Celebrex and Bextra demonstrated solid performance in 2004. Worldwide sales of Celebrex topped $3.3 billion and Bextra sales totaled nearly $1.3 billion in 2004. Fourth-quarter revenues for Celebrex ($1 billion, up 24 percent) and Bextra ($417 million, up 57 percent) were strong in absolute and growth terms. Preliminary safety information from three long-term clinical trials of Celebrex, not in arthritis but in cancer and Alzheimer's disease prevention, became available in December 2004. The resulting media and public reaction apparently contributed to a decline of the overall anti-inflammatory market in the U.S. and other major markets.

     For both Bextra and Celebrex, the cardiovascular safety review that is ongoing by the EMEA's Committee for Medicinal Products for Human Use (CHMP), as well as the FDA Advisory Committee hearing that is scheduled for February 16-18, 2005, will be appropriate settings for a thorough review of all available data evaluating the benefits and risks of these important medicines.

     In the interim, we believe that physicians should follow FDA guidance issued in late December and evaluate all available information on selective COX-2 inhibitors as well as both OTC and prescription non-selective non-steroidal anti-inflammatory drugs (NSAIDs), when selecting arthritis and pain therapies for their patients in need.

     Portfolio Performance. Pfizer's strong 2004 performance extended across all of our major therapeutic areas, particularly in our cardiovascular/metabolic portfolio. Lipitor continues to be the best-selling medicine in any category, with fourth-quarter revenues of $3.264 billion, up 23 percent, and full-year 2004 revenues of $10.862 billion, up 18 percent. The success of Lipitor is the result of an unprecedented array of clinical data supporting both efficacy and safety, further enhanced by every new study that has been released. These clear benefits have enabled Lipitor to record 87 million patient years of experience globally.

     Lipitor holds more than 40 percent of the worldwide lipid-lowering market and more than 42 percent of the U.S. market in total prescriptions and continues to post strong, double-digit growth around the world. In November 2004, Lipitor achieved 23-percent growth in U.S. new prescriptions, its strongest growth in more than two years. Based on this strong demand growth, Lipitor exceeded $2 billion in U.S. sales in the fourth quarter, representing 20-percent growth over 2003.

     The performance of Lipitor is driven by the wealth of clinical evidence from such trials as ASCOT-LLA, REVERSAL, CARDS, and PROVE-IT, which are shaping cholesterol management. The novel data emerging from these trials are informing treatment guidelines, such as the National Cholesterol Education Program, which now recommend that cardiovascular risk factors be managed more aggressively and holistically than in the past and for more patients than were previously considered candidates for statin therapy. Based on this emerging evidence, the Lipitor label was revised in 2004 to include a new indication for the primary prevention of cardiovascular disease in patients with multiple risk factors. Pfizer also submitted a U.S. regulatory filing in the fourth quarter of 2004 based on favorable stroke data from the CARDS trial.

     In addition to the proven benefits of aggressive LDL-cholesterol lowering, the abundance of emerging data indicates early and dramatic benefits associated with Lipitor therapy. The ASCOT-LLA and CARDS trials were both stopped approximately two years early because of compelling evidence that Lipitor use prevented first cardiovascular events in patients with hypertension and diabetes, respectively. In patients with acute coronary syndrome, the PROVE-IT trial showed that Lipitor therapy helped prevent heart attacks as early as 30 days after starting treatment. Pfizer is actively investing in clinical trials to gain further insights in these areas, with studies such as TNT and IDEAL. The results of these studies may help support Lipitor and also provide the clinical foundation for Caduet, the dual therapy of Lipitor and Norvasc, demonstrating how Pfizer can leverage data to support multiple products in a given therapeutic area.

     Norvasc demonstrated solid performance throughout 2004. Fourth-quarter revenues totaled $1.253 billion worldwide (up 1 percent). Norvasc reached a 52-week high with a 6.1-percent share of total prescriptions of the U.S. cardiovascular market in November 2004.

     After fourteen years on the market, Norvasc remains the leading agent for treating hypertension, with its safety and efficacy proven in more than 400 trials involving more than 400,000 patients. New clinical evidence in 2004 reinforced the significant benefits of Norvasc therapy. The ASCOT trial was halted early because the results so clearly showed that Norvasc provided significant cardiovascular benefits. This is the first time a hypertensive trial using an active control has been stopped because the benefits were so apparent. The CAMELOT study and its sub-study NORMALISE further demonstrated the cardiovascular benefits associated with adding Norvasc to the treatment regimens of patients already being treated aggressively for coronary artery disease.

     The benefit associated with treating cardiovascular risk factors concurrently is supported by our evolving clinical-trial program spanning Norvasc, Lipitor, and Caduet. We expect that the full results of the ASCOT study indicating early favorable outcomes associated with Lipitor and Norvasc should further validate the premise of our new and unique medicine Caduet. By building on Lipitor and Norvasc, the gold standards in their respective classes, Caduet is an ideal physician's tool for optimizing systemic care to patients.

     Since its U.S. launch in May 2004, Caduet is gaining traction due to increased product awareness and acceptance. In the fourth quarter, Caduet generated a 65-percent increase in total prescriptions over its prescription levels in the first six months post-launch. Formulary acceptance of Caduet indicates its potential for future growth, with 80 percent of patients in managed care having unrestricted access to this medicine. A sizable proportion of the Caduet business is incremental to that provided by its component compounds, with approximately 50 percent of Caduet patients not previously having been prescribed either Norvasc or Lipitor.

     Our oncology portfolio generated revenues of $1.232 billion in 2004, and new clinical data continue to affirm the value of our oncology agents. Campto/Camptosar, with fourth-quarter 2004 worldwide revenues of $189 million, anchors the portfolio and is a foundation treatment for metastatic colon cancer. Its total patient share for metastatic colorectal cancer in the U.S. market as of November 2004 was 30.6 percent, representing nearly 35-percent growth in patients since January 2004. Data published in The New England Journal of Medicine in June 2004 demonstrated a 25-month survival benefit with Campto/Camptosar in combination with Avastin, a Genentech product, the longest-recorded survival ever seen in the treatment of metastatic colorectal cancer. There is now clear evidence that using Campto/Camptosar as standard first-line treatment results in the best survival for patients with colorectal cancer, with the least neurotoxicity. In September 2004, Pfizer acquired rights to Campto for Europe and Asia, except Japan, making it a truly global brand for Pfizer and enabling us to explore new therapeutic uses of Campto/Camptosar.

     Aromasin continues to be the fastest-growing aromatase inhibitor on the U.S. market, with new-prescription growth of 128 percent through November year-to-date. This performance is driven by growing support among oncologists for switching patients from tamoxifen to Aromasin. We anticipate this growth will be fueled by landmark data, first published in The New England Journal of Medicine in March 2004, showing that treatment with Aromasin results in a 32-percent reduction in the risk of recurrence of breast cancer for patients switching to it after two to four years of tamoxifen therapy. Pfizer filed Aromasin in the U.S. in December 2004 for use as adjuvant treatment of postmenopausal women with breast cancer.

     In the neuroscience portfolio, Zoloft achieved worldwide revenues in the fourth quarter of $959 million. Zoloft remains the number-one antidepressant prescribed in the U.S. market. While recent proposed regulatory changes to antidepressant prescribing information and the resulting heightened media attention have slowed overall market growth, we remain confident that Zoloft will continue to grow, given its unmatched breadth of indications and 13 billion patient days of safety data.

     Geodon continues to experience strong growth in the atypical antipsychotic market, with full-year 2004 global sales of $467 million, up 32 percent compared to 2003. In the fourth quarter, Geodon achieved its strongest quarterly growth ever in the U.S., with an all-time new-prescription share high of 5.5 percent, and 36-percent prescription growth year over year, compared with 6-percent market growth in the same period. In August 2004, Geodon received FDA approval for bipolar acute manic and mixed episodes, more than doubling the patient population that can now benefit from Geodon. Pfizer filed for the bipolar mania indication in the E.U. in the fourth quarter of 2004.

     Full-year worldwide revenues for Neurontin were $2.723 billion in 2004, up 1 percent, and were $481 million in the fourth quarter of 2004, down 39 percent. The decline in the fourth quarter is due to the at-risk launch of generic gabapentin by Ivax, Alpharma, and Teva in the U.S. Pfizer subsequently launched generic gabapentin through its Greenstone subsidiary. Pfizer has sued these and other companies for patent infringement, and if the court determines that these companies have infringed Pfizer's Neurontin patent, we will seek all available remedies and damages, including Pfizer's lost profits.

     Since its 2004 launches in the U.K. and Germany, Lyrica sales have outpaced those of any other agent for neuropathic pain or epilepsy during the first three months after launch.

This strong early performance indicates that physicians and patients are recognizing that Lyrica offers significant benefits over existing therapies for neuropathic pain and is an important add-on therapy for uncontrolled partial epilepsy.

     The rapid and sustained pain relief provided by Lyrica will be extended to even more patients as it continues to be launched in other markets worldwide. With its approval by the FDA on December 30, 2004, Lyrica becomes the first FDA-approved treatment for the two most common forms of neuropathic pain -- diabetic peripheral neuropathy and post-herpetic neuralgia.

     Our urology portfolio is industry-leading, with $2.634 billion in 2004 global revenue. Viagra remains one of the world's most recognized pharmaceutical brands and maintains a strong leadership position in the erectile dysfunction
(ED) category with a 71-percent worldwide market share among phosphodiesterase-5 inhibitors. In the U.S., which represents 53 percent of the worldwide ED market, Viagra generated strong fourth-quarter revenues of $248 million, representing a 14-percent increase over the third quarter. Outside the U.S., Viagra growth was even stronger, with 19-percent growth versus the previous quarter. The Viagra best-in-class clinical database, improved messaging to both physicians and consumers, and innovative programs, such as the Value Card for Viagra, position this medicine for solid results in 2005.

     Worldwide sales of Detrol/Detrol LA totaled $285 million in the fourth quarter of 2004, reflecting growth of 22 percent compared to the same period in 2003. Its robust performance included launches of a once-daily formulation in Latin America and Asia. As part of Pfizer's ongoing overactive bladder (OAB) research worldwide, the first validated patient screener for OAB, called the OAB-V8 screener, has been recently launched and will help physicians identify the millions of patients currently suffering with this condition.

     Our allergy and respiratory portfolio is becoming more diversified and increasingly important to the company. Spiriva, co-promoted with its discoverer Boehringer Ingelheim, is firmly established as a best-in-class product in the chronic obstructive pulmonary disease (COPD) market. It represents a significant medical advance that addresses the world's fourth-leading cause of death. Spiriva is already the number-one-selling COPD product in seven countries, including Germany and Australia, and is ranked number two worldwide. Spiriva has received outstanding formulary and opinion-leader acceptance since its U.S. launch last June, with a 15.4-percent share in the maintenance COPD market. This performance has established it as the number-three brand in the U.S. in its first few months since launch. Spiriva is poised to reach blockbuster status with continued strong growth in 2005.

     The infectious-disease portfolio generated $4.715 billion in Pfizer sales in 2004, supporting our position as the number-two company in the antibiotic, antifungal, and antiviral sectors. Zithromax remains the leading branded antibiotic in the community-acquired pneumonia market due to its proven track record of clinical efficacy, safety, and short course of therapy. A novel microsphere formulation that delivers a full course of Zithromax therapy in a single dose has been submitted to regulatory authorities in the U.S., Germany, and other countries. This is expected to further simplify treatment and facilitate patient compliance in completing their antibiotic regimen.

     Zyvox has proven to be an important treatment option for infections known or suspected to be caused by methicillin-resistant Staphylococcus aureus (MRSA). The annual number of Zyvox therapy days worldwide has increased 50 percent since 2003, growth that has been fueled by recent publications reporting its efficacy in treating patients with hospital-acquired pneumonia and complicated skin and soft-tissue infections caused by MRSA.

     Vfend is a new-generation antifungal that achieved strong 2004 global growth of 44 percent due to increased demand and new market launches. A new indication for candidemia in neutropenic patients received a positive opinion from the EMEA, while in December 2004 the FDA approved use of Vfend for candidemia in non-neutropenic patients as well as other specified disseminated Candida infections.

     Pfizer's ophthalmology portfolio is building on the success of Xalatan and Xalacom, which continue to outpace the growth of the total glaucoma market. Full-year Xalatan sales surpassed $1 billion in 2004, and it has displaced beta blockers as the accepted gold standard in intraocular-pressure-lowering agents. Xalacom is a combination of Xalatan and the beta-blocker timolol that provides incremental efficacy for patients who have an insufficient response to monotherapy, with the simplicity of a single daily dose.

     Macugen, which was recently approved by the FDA for neovascular (wet) age-related macular degeneration (AMD), builds on our best-in-class glaucoma franchise. Co-promoted with our partner Eyetech Pharmaceuticals, Inc., Macugen is a first-in-class agent that addresses an underlying cause of AMD by blocking vascular endothelial growth factor. AMD is the leading cause of irreversible severe vision loss in patients older than 50 years of age in developed countries. Because Macugen can be used to effectively treat all forms of wet AMD, it significantly expands the number of patients who can now be treated.

     Expanded Scale: Cornerstone of Future Performance. Pfizer has the resilience to adapt to an ever-changing market environment and to sustain long-term growth. We have overall revenue stability that transcends the volatility of individual products or markets, as well as an unmatched ability to strategically allocate resources and drive operating efficiencies. Beyond immediate operating results, we continue to invest in redefining our industry. That move is anchored in our core belief that Pfizer can uniquely take advantage of our scale to extend the value we already offer patients and their providers, from the multiple perspectives of delivering an array of new medicines that fill unmet needs; expanding our geographic presence in communities and markets around the world to ensure patients have access to our products; and finding solutions to difficult problems in our healthcare systems.

     Our financial strength enables us to conduct research on a scale that can help redefine medical practice. Pfizer has combined that ability with a fully integrated portfolio-planning approach that aligns our research, development, and marketing functions in the search for new medical opportunities. We have well over 200 novel concepts in development across multiple therapeutic areas, and we are leveraging our status as the industry's partner of choice to expand our licensing operations. This is enabling Pfizer to strengthen our core cardiovascular and neuroscience portfolios, as well as to become a powerhouse in other therapeutic areas, including oncology and ophthalmology.

     We have also conducted a concerted geographic effort to expand Pfizer's presence in emerging markets worldwide, notably China, one of the world's top-ten pharmaceutical markets and among the five fastest-growing markets. According to IMS data, China's pharmaceutical market is expected to reach nearly $13 billion by 2009, with a compound annual growth rate of 14 percent. Pfizer has achieved double-digit sales growth over the last three years to become China's largest multinational pharmaceutical company. We plan to launch up to 12 new products there in the next five years.

     In the U.S., we have helped to address systemic healthcare problems by offering support to high-risk, vulnerable patient populations and showing how we can achieve better health outcomes through high-quality, affordable care. We had a major success with the Florida: A Healthy State program, in which we found that 52 percent of patients improved physical health scores and 39 percent improved medication compliance. On a financial basis, the $61 million in savings and investment we delivered to Florida far exceeded the $37 million that was originally guaranteed. This approach to nurturing good health is also being explored in the U.K. and Italy.

     Based on the case we built in Florida, Pfizer and our partner Humana have been selected to develop one of ten pilot sites under the new Medicare Chronic Care Improvement Program. This three-year project, called "Green Ribbon Health," will cover some 20,000 Medicare fee-for-service beneficiaries with diabetes and congestive heart failure in Florida. The program will provide patients with access to coordinated services that improve health and reduce overall costs. We believe this program will ultimately provide a nationwide blueprint for high-quality, affordable healthcare management.

     Our longstanding value proposition has been to prove that our medicines cure disease, and this will always be our core mission. But we have now expanded our value proposition to also show that our medicines can cure not only disease but also health systems, by reducing overall healthcare costs, improving societies' economic well-being, and increasing effective prevention and treatment of disease. We look forward to elaborating on this theme throughout the next few years as we continue Pfizer's proud tradition of industry leadership and financial performance.

               New Product Approvals and Filings and Expansion of
             Development Pipeline Highlight R&D Achievements in 2004

     "The fourth quarter of 2004 completed an extraordinarily productive year for Pfizer research and development," said Dr. John LaMattina, President, Pfizer Global Research and Development (PGRD). "During the year, PGRD or our development partners submitted five New Drug Applications (NDAs) for important new drug candidates: Macugen, Oporia (lasofoxifene), Zithromax microspheres, parecoxib, and Revatio. Including these submissions, we have completed 11 of the 20 NDA filings we targeted for the five-year period through 2006, and we are on track to achieve this ambitious goal.

     Specific accomplishments during the fourth quarter included approval of two important NDAs for new molecular entities and one key supplemental NDA:

     -- Macugen, an anti-angiogenic vascular endothelial growth factor inhibitor for treatment of neovascular (wet) age-related macular degeneration
        (AMD) that Pfizer developed in partnership with its discoverer Eyetech Pharmaceuticals, Inc., was approved by the FDA on December 20, 2004. Approval followed a priority review under the FDA's Pilot 1 rolling-submission program based on data from the companies' Phase II/III pivotal clinical trials. Macugen has also been submitted for approval in the E.U., Canada, Australia, and Brazil.

     -- On December 30, 2004, Lyrica, the brand name for pregabalin, a new chemical entity discovered and developed by Pfizer for the treatment of neuropathic pain associated with diabetic peripheral neuropathy and post-herpetic neuralgia, was approved by the FDA.

     -- On December 28, 2004, the FDA granted a supplemental approval for Pfizer's extended-spectrum antifungal agent Vfend, to treat bloodstream infections caused by Candida in non-neutropenic patients.

     The quarter's achievements also included submission of several important regulatory filings in the U.S. and E.U.:

     -- Revatio, the brand name for sildenafil citrate as a novel oral treatment for pulmonary arterial hypertension (PAH), was submitted to European regulators and the FDA for approval in December 2004. PAH is a life-threatening disorder affecting about 200,000 patients in North America and Europe.

     -- A regulatory filing for parecoxib, the injectable prodrug of valdecoxib with potential opioid-sparing benefits currently marketed in Europe under the trade name Dynastat, was submitted to the FDA in December 2004.

     -- A filing for use of Oporia (lasofoxifene), a selective estrogen receptor modulator, for treatment of vaginal atrophy was submitted to the FDA in December 2004. The U.S. filing of Oporia for prevention of osteoporosis was submitted in August 2004, and the product is also being developed for treatment of osteoporosis. Osteoporosis is a disease that affects some 8 million American women, with 22 million more estimated to have low bone mass, placing them at increased risk of osteoporosis.

     -- A regulatory filing for the use of Geodon for treating manic bipolar disorder was submitted in Europe in December 2004. Geodon was approved for this indication in the U.S. in August 2004.

     -- Supplemental submissions were completed in both the U.S. and Europe in December 2004 for use of Aromasin for early breast-cancer treatment.

     -- Data from the Collaborative Atorvastatin Diabetes Study (CARDS) were submitted to the FDA in December 2004 for inclusion in the Lipitor prescribing information.

     -- Pfizer submitted a supplemental filing to the FDA in December 2004 for a pediatric oral-suspension dosage form of Vfend.

     The Pfizer advanced development pipeline continues to progress. Pfizer currently has four candidates in registration in the U.S.:

     -- Oporia (lasofoxifene), a selective estrogen receptor modulator for osteoporosis prevention and vaginal atrophy;

     -- Zithromax microspheres, a sustained-release form of the antibiotic
        Zithromax;

     -- Revatio, the brand name for sildenafil for treatment of pulmonary arterial hypertension; and

     -- parecoxib, the injectable prodrug of valdecoxib, for treatment of acute pain.

     Key drug candidates advancing in late-stage development include:

     -- Exubera, or inhalable insulin, for type 1 and type 2 diabetes;

     -- indiplon, a GABA receptor modulator in development with Neurocrine
        Biosciences, Inc. for treatment of insomnia;

     -- Sutent, or SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal stromal tumors and renal carcinoma;

     -- varenicline, a nicotine-receptor partial agonist for smoking cessation;

     -- Daxas, a phosphodiesterase-4 inhibitor in co-development with Altana
        Pharma for chronic obstructive pulmonary disease and asthma, now under regulatory review in the E.U.;

     -- edotecarin, a topoisomerase-1 inhibitor for colorectal cancer;

     -- UK-427,857, a CCR-5 receptor antagonist for HIV;

     -- capravirine, a non-nucleoside reverse transcriptase inhibitor for HIV;

     -- torcetrapib/Lipitor, a combination CETP inhibitor/statin for heart disease;

     -- asenapine for schizophrenia and bipolar disorder, under co-development with Akzo Nobel's Organon healthcare unit; and

     -- Zithromax/chloroquine for treatment of malaria.

     In exploratory development, 19 clinical development candidates entered Phase II proof-of-concept testing, and 23 compounds advanced into human testing, during 2004. In discovery research, 43 new drug candidates were delivered into preclinical development during the year.

     "PGRD has the scale to go where others cannot in undertaking bold new therapeutic programs of considerable size, complexity, and commercial potential," Dr. LaMattina continued. "A good example is our torcetrapib/Lipitor program. Substantial evidence from epidemiologic and experimental studies shows the potential cardioprotective effect of raising HDL-cholesterol levels. Pfizer is investigating the potential of torcetrapib/Lipitor to optimize lipid profiles through a combination of robust HDL-cholesterol raising and simultaneous LDL-cholesterol lowering. Pfizer is making an $800-million investment in the torcetrapib/ Lipitor clinical program.

     "Our current high level of R&D productivity will be maintained in the years to come," Dr. LaMattina concluded. "As the number of fully functional pharmaceutical R&D organizations capable of turning ideas into medicines continues to shrink, Pfizer's ability to sustain innovation and R&D productivity will become increasingly valuable, both to Pfizer shareholders and to patients everywhere."

                          Pfizer Expands Patient-Access
                      and Corporate-Citizenship Initiatives

     Pfizer continues to make progress in its efforts to expand patient access to medicines and healthcare resources to help people obtain the care they need. During 2004, the company launched Pfizer Helpful Answers, a comprehensive initiative that provides all uninsured Americans, regardless of age or income, with access to Pfizer medicines free or at significant savings. Helpful Answers provides one-stop shopping for a number of Pfizer access programs, including Pfizer Pfriends, a program that offers Pfizer medicines free or at substantial savings regardless of age or income. Other Pfizer programs that operate under the Helpful Answers banner offer free Pfizer medicines to the uninsured with very low incomes. In addition, Pfizer has joined Together Rx Access, a collaboration of more than ten pharmaceutical companies offering savings on more than 275 medicines to uninsured Americans under age 65.

     "We understand the concerns Americans have about healthcare costs, particularly the millions of people who do not have health insurance," Dr. McKinnell said. "We see our access programs as part of the solution to this problem. These programs offer patients and doctors choice and simplicity, and we encourage Americans to take advantage of them."

                 Pfizer Well-Positioned to Meet Challenges Ahead

     "These are challenging times for our company and our industry, and the years 2005-2007 represent a critical period for Pfizer," Dr. McKinnell concluded. "At the same time, we see enormous opportunities based on our unmatched global scale, financial flexibility, and the skills and resilience of our colleagues. I am confident that we will be successful in taking advantage of these opportunities and positioning Pfizer for long-term success. We continue in our unwavering commitment to create value for patients, customers, colleagues, investors, business partners, and the communities in which we work."

     For additional details, please see the attached financial schedules, product revenue tables, and supplemental information.

     DISCLOSURE NOTICE: The information contained in this document and the attachments is as of January 19, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document and the attachments as a result of new information or future events or developments.

     This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; actions relating to Celebrex and/or Bextra that may be taken by the FDA and/or the European Medicines Evaluation Agency in connection with their respective reviews of the benefits and risks of COX-2-specific inhibitor medicines and related agents; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and healthcare cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally;

interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.

     * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. Reconciliations to reported net income and reported diluted EPS for both the fourth quarter and the full year are provided within this document.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                              Fourth Quarter                        Full Year
                                           --------------------    % Incr./    --------------------    % Incr./
                                             2004        2003      (Decr.)*      2004        2003      (Decr.)*
                                           --------    --------    --------    --------    --------    --------
Revenues                                   $ 14,924    $ 13,981           7    $ 52,516    $ 44,736          17
Costs and expenses:
 Cost of sales                                2,356       3,266         (28)      7,541       9,589         (21)
 Selling, informational
  and administrative expenses                 4,676       4,629           1      16,903      15,108          12
 Research and development
  expenses                                    2,328       2,407          (3)      7,684       7,487           3
 Amortization of intangible assets              868         998         (13)      3,364       2,187          54
 Merger-related in-process research
  and development charges                       116           9            M+     1,071       5,052         (79)
 Merger-related costs                           467         378          24       1,193       1,058          13
 Other (income)/deductions--net                 614       1,347         (55)        753       1,009         (25)
Income from continuing operations
 before provision for taxes on income,
 minority interests and cumulative
 effect of change in
 accounting principle                         3,499         947         269      14,007       3,246         332
Provision for taxes on income                   625         333          88       2,665       1,614          65
Minority interests                                3           2          28          10           3         222
Income from continuing
 operations before
 cumulative effect of
 change in accounting
 principle                                    2,871         612         369      11,332       1,629         596
Discontinued operations:
 Income/(loss) from operations of
  discontinued businesses and product
  lines--net of tax                             (49)        (10)        409         (22)         26            **
 Gains on sales of discontinued
  businesses and product lines--net
  of tax                                          3           -           -          51       2,285         (98)
Discontinued operations--net of tax             (46)        (10)        378          29       2,311         (99)
Income before cumulative effect of
 change in accounting principle               2,825         602         369      11,361       3,940         188
Cumulative effect of
 change in accounting
 principle--net of tax                            -           -            **         -         (30)           **
Net income                                 $  2,825    $    602         369    $ 11,361    $  3,910         191
Earnings per common share - Basic:
 Income from continuing operations
  before cumulative effect of change in
  accounting principle                     $    .39    $    .08         388    $   1.51    $    .22         586
 Discontinued operations                       (.01)          -           -           -         .32            **
 Income before cumulative effect of
  change in accounting principle                .38         .08         375        1.51         .54         180
 Cumulative effect of
  change in accounting principle                  -           -           -           -           -           -
 Net income                                $    .38    $    .08         375    $   1.51    $    .54         180
Earnings per common share - Diluted:
 Income from continuing operations
  before cumulative effect of change in
  accounting principle                     $    .39    $    .08         388    $   1.49    $    .22         577
 Discontinued operations                       (.01)          -           -           -         .32            **
 Income before cumulative effect of
  change in accounting principle                .38         .08         375        1.49         .54         176
 Cumulative effect of change in
  accounting principle                            -           -           -           -           -           -
 Net income                                $    .38    $    .08         375    $   1.49    $    .54         176
Weighted average shares used to
 calculate earnings/(loss) per
 common share:
  Basic                                     7,461.2     7,585.6                 7,530.6     7,212.8
  Diluted                                   7,510.6     7,668.3                 7,613.9     7,285.6

  *    - Percentages may reflect rounding adjustments.
  **   - Calculation not meaningful.
  M+   - Change greater than one thousand percent.

1. The above financial statement presents the three-month and twelve- month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve- month periods ended November 30 of each year.

2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $116 million (primarily relates to our acquisition of Meridica Ltd. on November 12, 2004) and $1,071 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the three-month and twelve- month periods ended December 31, 2004 and $9 million and $5,052 million (in connection with the acquisition of Pharmacia) was expensed in the three-month and twelve-month periods ended December 31, 2003. A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

4. During 2004, we either sold or decided to sell certain businesses and product lines. Specifically, on April 23, 2004, we sold our in-vitro allergy and diagnostics testing (Diagnostics) business for $575 million in cash, on June 26, 2004, we sold our surgical ophthalmic business for $450 million in cash and on June 28, 2004, we sold certain non-core consumer healthcare products marketed primarily in

     Europe, for 135 million Euro (approximately $163 million) in cash. In addition, in March 2004, we decided to sell certain European generic pharmaceutical businesses, one of which was sold in the fourth quarter of 2004 for 53 million Euro (approximately $65 million). Diagnostics, our surgical ophthalmic business, our European generic businesses and certain of the non-core consumer healthcare products were acquired in connection with our acquisition of Pharmacia in April 2003. We have included the results of operations of these businesses and product lines in discontinued operations for three-month and twelve-month periods ended December 31 of each year. Due to the timing of our acquisition of Pharmacia in April 2003, the results of operations relating to these businesses and product lines for the twelve-month period ended December 31, 2003 were included in our consolidated results of operations from the acquisition date except for those relating to certain legacy Pfizer non-core consumer healthcare products which have been included in discontinued operations for the entire twelve-month period. Included in Income/(loss) from operations of discontinued businesses and product lines-net of tax for the three- month and twelve-month periods ended December 31, 2004 is a charge of $61 million ($37 million net of tax), primarily relating to the expected loss on the sale of one of the European generic businesses which is expected to close in the first quarter of 2005. Gains, where applicable, on these transactions are recognized in the period in which the sale is completed.

5. In April 2003, we sold the hormone replacement therapy femhrt for $160 million in cash ($83 million after-tax gain recognized). In March 2003, we sold the Adams confectionery products business for $4.2 billion in cash ($1,824 million after-tax gain recognized), the Schick-Wilkinson Sword shaving products business for $930 million in cash ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized). The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

6.   On January 1, 2003, we adopted Statement of Financial Accounting Standards
     (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

                       PFIZER INC AND SUBSIDIARY COMPANIES
     RECONCILIATION FROM REPORTED INCOME AND EARNINGS PER SHARE TO ADJUSTED
                          INCOME AND EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                              Fourth Quarter                        Full Year
                                           --------------------    % Incr./    --------------------    % Incr./
                                             2004        2003      (Decr.)       2004        2003      (Decr.)
                                           --------    --------    --------    --------    --------    --------
Reported net income                        $  2,825    $    602         369    $ 11,361    $  3,910         191
Discontinued operations--net of tax              46          10         378         (29)     (2,311)        (99)
Cumulative effect of change in
 accounting principle--net of tax                 -           -           -           -          30            **
Purchase accounting
 adjustments--net of tax                        831       1,573         (47)      3,389       8,666         (61)
Merger-related costs--net of tax                323         239          35         786         659          19
Certain significant items--net of tax           360       1,358         (74)        629       1,358         (54)
Adjusted income                            $  4,385    $  3,782          16    $ 16,136    $ 12,312          31
Reported diluted earnings per
 common share                              $    .38    $    .08         375    $   1.49    $    .54         176
Discontinued operations--net of tax             .01           -           -           -        (.32)           **
Cumulative effect of change
 in accounting principle--net of tax              -           -           -           -           -           -
Purchase accounting adjustments--net
 of tax                                         .10         .21         (52)        .45        1.19         (62)
Merger-related costs--net of tax                .04         .03          33         .10         .09          11
Certain significant items --net of tax          .05         .18         (72)        .08         .19         (58)
Adjusted diluted earnings per
 common share                              $    .58    $    .50          16    $   2.12    $   1.69          25

** - Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1. The above table presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the portion of the purchase price allocated to acquired in-process research and development of $116 million (primarily relates to our acquisition of Meridica Ltd. on November 12, 2004) and $1,071 million (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)), was expensed in the three-month and twelve- month periods ended December 31, 2004 and $9 million and $5,052 million (in connection with the acquisition of Pharmacia) was expensed in the three-month and twelve-month periods ended December 31, 2003. A project by project valuation was performed by third party valuation specialists to determine the fair value of research and development projects which were in-process, but not yet completed.

4.   On January 1, 2003, we adopted Statement of Financial Accounting Standards
     (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

5. In 2004, in response to a change in Pfizer's business strategy, we revised our basis for Adjusted Income such that we no longer consider certain items in Adjusted Income. For example, copromotion charges and payments for intellectual property rights for unapproved products being developed by third parties and the operational contribution of divestitures are no longer presented in an alternative manner from U.S. GAAP. We have revised our previous 2003 basis for Adjusted Income to conform to the 2004 presentation. Adjusted Income and diluted earnings per common share as shown above reflect the following items:

(millions of dollars)

                                           Fourth Quarter           Full Year
                                        --------------------    --------------------
                                          2004        2003        2004        2003
                                        --------    --------    --------    --------
Discontinued operations, pre-tax:
  Loss/(income) from operations of
   discontinued businesses and
   product lines (a)                    $     81    $     16    $     39    $    (43)
  Gains on sales of discontinued
   businesses and product lines (a)           (7)          -         (75)     (3,885)
  Total discontinued operations,
   pre-tax                                    74          16         (36)     (3,928)
  Income taxes                               (28)         (6)          7       1,617
    Total discontinued
     operations--net of tax                   46          10         (29)     (2,311)

Cumulative effect of change in
 accounting principle--net of tax              -           -           -          30
Purchase accounting adjustments,
 pre-tax:
  In-process research and
   development charges (b)                   116           9       1,071       5,052
  Intangible amortization
   and other (c)                             835       1,061       3,285       2,336
  Sale of acquired inventory written
   up to fair value (d)                       40       1,077          40       2,747
  Total purchase accounting
   adjustments, pre-tax                      991       2,147       4,396      10,135
  Income taxes                              (160)       (574)     (1,007)     (1,469)
    Total purchase accounting
     adjustments--net of tax                 831       1,573       3,389       8,666
Merger-related costs, pre-tax:
  Integration costs -- Pharmacia (e)         127         286         475         838
  Integration costs -- Other (e)               2          10          21          33
  Restructuring charges --
   Pharmacia (e)                             350          71         704         177
  Restructuring charges -- Other (e)         (12)         11          (7)         10
  Total merger-related costs, pre-tax        467         378       1,193       1,058
  Income taxes                              (144)       (139)       (407)       (399)
    Total merger-related
     costs--net of tax                       323         239         786         659
Certain significant items, pre-tax
  Various litigation charges (f)               -       1,402         369       1,402
  Impairment of Depo-Provera
   intangible asset (f)                      691           -         691           -
  Other legacy Pharmacia intangible
   asset impairments (f)                      11           -          11           -
  Contingent income earned from
   prior year sale of product-in-
   development (f)                          (100)          -        (100)          -
  Operating results of divested
   legacy Pharmacia research
   facility (g)                                -           -          64           -
  Total certain significant items,
   pre-tax                                   602       1,402       1,035       1,402
  Income taxes                              (242)        (44)       (406)        (44)
    Total certain significant
     items--net of tax                       360       1,358         629       1,358
Total discontinued operations,
 cumulative effect of change in
 accounting principle, purchase
 accounting adjustments,
 merger-related costs and certain
 significant items--net of tax          $  1,560    $  3,180    $  4,775    $  8,402

(a)  Included in Discontinued operations--net of tax
(b)  Included in Merger-related in-process research and development charges
(c)  Included primarily in Amortization of intangible assets
(d)  Included in Cost of sales
(e)  Included in Merger-related costs
(f)  Included in Other (income)/deductions--net
(g)  Included in Research and development expenses

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FOURTH QUARTER 2004
                                   (UNAUDITED)
                              (millions of dollars)

                                                          QUARTER-TO-DATE
                             WORLDWIDE                           U.S.                      INTERNATIONAL
                    ---------------------------     ---------------------------    ----------------------------
                                            %                              %                                %
                     2004       2003       Chg       2004       2003      Chg        2004       2003       Chg
                    ------     ------     -----     ------    -------    -----     --------    ------     -----
TOTAL
 REVENUES           14,924     13,981        7       8,417      8,319        1       6,507      5,662       15

HUMAN HEALTH        13,101     12,351        6       7,616      7,569        1       5,485      4,782       15

-CARDIOVASCULAR
 AND METABOLIC
 DISEASES            5,150      4,644       11       2,830      2,590        9       2,320      2,054       13

 LIPITOR             3,264      2,648       23       2,023      1,684       20       1,241        964       29
 NORVASC             1,253      1,245        1         619        585        6         634        660       (4)
 ACCUPRIL/
 ACCURETIC             165        208      (21)         90        133      (32)         75         75        -
 CARDURA               168        167        1           1          5      (76)        167        162        3
 CADUET                 15          0        -          15          0        -           0          0        -

-CENTRAL NERVOUS

 SYSTEM
 DISORDERS           2,020      2,197       (8)      1,364      1,603      (15)        656        594       10

 ZOLOFT                959        898        7         768        726        6         191        172       11
 NEURONTIN             481        788      (39)        352        642      (45)        129        146      (12)
 GEODON                143        105       36         118         89       32          25         16       58
 XANAX / XR            106         96       10          37         35        6          69         61       12
 ARICEPT*               87         74       17           0          0        -          87         74       17
 RELPAX                 54         28       91          33         14      131          21         14       50

-ARTHRITIS
 AND PAIN            1,607      1,231       31       1,108        858       29         499        373       34

 CELEBREX            1,008        810       24         719        587       22         289        223       30
 BEXTRA                417        266       57         346        242       43          71         24      196

-INFECTIOUS AND
 RESPIRATORY
 DISEASES            1,339      1,594      (16)        776      1,091      (29)        563        503       12

 ZITHROMAX             675        791      (15)        545        665      (18)        130        126        3
 DIFLUCAN              139        319      (56)          1        188      (99)        138        131        5
 ZYVOX                 135         78       73          99         57       74          36         21       72
 VFEND                  83         62       35          33         28       18          50         34       49

-UROLOGY               769        757        1         461        483       (5)        308        274       12

 VIAGRA                469        509       (8)        248        301      (18)        221        208        6
 DETROL/
 DETROL LA             285        234       22         207        176       17          78         58       35

-ONCOLOGY              380        252       51         162        100       62         218        152       43

 CAMPTOSAR             189         83      129         123         69       78          66         14      377
 ELLENCE                90         94       (4)         18         26      (32)         72         68        6

-OPHTHALMOLOGY         353        286       23         123        110       12         230        176       31

 XALATAN /
 XALCOM                353        286       23         123        110       12         230        176       31

-ENDOCRINE
 DISORDERS             257        227       13          84         69       22         173        158        9

 GENOTROPIN            200        205       (2)         57         67      (15)        143        138        4

-ALL OTHER             981      1,030       (5)        554        597       (7)        427        433       (2)

 ZYRTEC                349        358       (3)        349        358       (2)          0          0        -

-ALLIANCE REVENUE
 (Aricept,
  Mirapex,
  Rebif and
  Spiriva)             245        133       85         154         68      126          91         65       42

CONSUMER
HEALTHCARE             992        878       13         490        442       11         502        436       15

ANIMAL HEALTH          566        508       11         231        211        9         335        297       13

OTHER **               265        244        9          80         97      (17)        185        147       26

* - Represents direct sales under license agreement with Eisai Co., Ltd. ** - Includes Capsugel and PCS.

Certain amounts and percentages may reflect rounding adjustments.
Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               TWELVE MONTHS 2004
                                   (UNAUDITED)
                              (millions of dollars)

                                                           YEAR-TO-DATE
                             WORLDWIDE                         U.S.                       INTERNATIONAL
                    --------------------------     ---------------------------    ----------------------------
                                           %                               %                               %
                     2004       2003      Chg        2004       2003      Chg        2004      2003       Chg
                    ------     ------    -----     -------    -------    -----     -------    ------     -----
TOTAL
REVENUES            52,516     44,736       17      29,539     26,795       10      22,977     17,941       28

HUMAN HEALTH        46,133     39,425       17      26,583     24,100       10      19,550     15,325       28

-CARDIOVASCULAR
 AND METABOLIC
 DISEASES           17,682     16,008       10       9,331      8,835        6       8,351      7,173       16

 LIPITOR            10,862      9,231       18       6,634      5,826       14       4,228      3,405       24
 NORVASC             4,463      4,336        3       1,991      1,934        3       2,472      2,402        3
 ACCUPRIL/
 ACCURETIC             665        706       (6)        387        444      (13)        278        262        7
 CARDURA               628        594        6           6         18      (64)        622        576        8
 CADUET                 50          0        -          49          0        -           1          0        -

-CENTRAL NERVOUS
 SYSTEM
 DISORDERS           8,092      7,378       10       5,668      5,485        3       2,424      1,893       28

 ZOLOFT              3,361      3,118        8       2,657      2,502        6         704        616       14
 NEURONTIN           2,723      2,702        1       2,198      2,204        -         525        498        5
 GEODON                467        353       32         385        303       27          82         50       65
 XANAX / XR            378        238       59         123         94       30         255        144       78
 ARICEPT*              308        254       22           0          0        -         308        254       22
 RELPAX                169         85       99         100         43      134          69         42       63

-ARTHRITIS
 AND PAIN            5,203      3,046       71       3,608      2,037       77       1,595      1,009       58

 CELEBREX**          3,302      1,883       75       2,363      1,323       79         939        560       68
 BEXTRA**            1,286        687       87       1,116        641       74         170         46      271

-INFECTIOUS AND
 RESPIRATORY
 DISEASES            4,715      4,677        1       2,664      2,942       (9)      2,051      1,735       18

 ZITHROMAX           1,851      2,010       (8)      1,393      1,577      (12)        458        433        6
 DIFLUCAN              945      1,176      (20)        417        662      (37)        528        514        3
 ZYVOX                 463        181      156         339        130      160         124         51      145
 VFEND                 287        200       44         118         93       28         169        107       57

-UROLOGY             2,634      2,457        7       1,539      1,533        -       1,095        924       18

 VIAGRA              1,678      1,879      (11)        886      1,103      (20)        792        776        2
 DETROL/
 DETROL LA             904        544       66         633        413       53         271        131      108

-ONCOLOGY            1,232        713       73         554        355       56         678        358       89

 CAMPTOSAR             554        299       86         449        268       67         105         31      247
 ELLENCE               344        216       59          66         56       18         278        160       74

-OPHTHALMOLOGY       1,227        668       84         419        258       63         808        410       97

 XALATAN /
 XALCOM              1,227        668       84         419        258       63         808        410       97

-ENDOCRINE
 DISORDERS             925        550       68         298        187       59         627        363       72

 GENOTROPIN            736        481       53         208        162       29         528        319       65

-ALL OTHER           3,702      3,169       17       2,090      1,983        5       1,612      1,186       36

 ZYRTEC              1,287      1,338       (4)      1,287      1,338       (4)          0          0        -

-ALLIANCE
 REVENUE***
 (Aricept,
  Bextra,
  Celebrex,
  Mirapex,
  Rebif and
  Spiriva)             721        759       (5)        412        485      (15)        309        274       13

CONSUMER
HEALTHCARE           3,516      2,949       19       1,780      1,649        8       1,736      1,300       34

ANIMAL HEALTH        1,953      1,598       22         878        738       19       1,075        860       25

OTHER ****             914        764       20         298        308       (3)        616        456       35

On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

*    - Represents direct sales under license agreement with Eisai Co.,
       Ltd.
**   - Includes direct sales under license agreement with Pharmacia in
       2003 prior to merger.
***  - Includes alliance revenue for Bextra and Celebrex under copromotion agreements with Pharmacia in 2003 prior to merger.
**** - Includes Capsugel and PCS.

Certain amounts and percentages may reflect rounding adjustments.
Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SUPPLEMENTAL INFORMATION

SHARES OUTSTANDING AND EPS INFORMATION:
                                                         FY04         FY03
                                                      ----------   ----------
 Shares Outstanding (millions) - Basic EPS               7,530.6      7,212.8
 Basic EPS                                            $     1.51   $      .54
 Adjusted Basic EPS*                                  $     2.14   $     1.71

 Shares Outstanding (millions)
  - Diluted EPS                                          7,613.9      7,285.6
 Diluted EPS                                          $     1.49   $      .54
 Adjusted Diluted EPS*                                $     2.12   $     1.69

                                                         4Q04         4Q03
                                                      ----------   ----------
 Shares Outstanding (millions) - Basic EPS               7,461.2      7,585.6
 Basic EPS                                            $      .38   $      .08
 Adjusted Basic EPS*                                  $      .58   $      .51

 Shares Outstanding (millions)
 - Diluted EPS                                           7,510.6      7,668.3
 Diluted EPS                                          $      .38   $      .08
 Adjusted Diluted EPS*                                $      .58   $      .50

* "Adjusted income," "adjusted basic earnings per share (EPS)," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS, and reported diluted EPS excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

QUESTIONS:

PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

CARDIOVASCULAR / METABOLIC / ENDOCRINE

Q1)  How is Lipitor performing?

A1) Worldwide sales of Lipitor totaled $3.264 billion in the fourth quarter of 2004, reflecting growth of 23% compared to the same period in 2003. It is the best-selling pharmaceutical product of any kind in the world and the industry's first $10 billion product. Lipitor continued to achieve double-digit unit growth worldwide. In the U.S., November represented Lipitor's strongest month of performance in two years, with new-prescription growth of 23% (versus 27% market growth and 25% statin growth) and total- prescription growth of 16%. This impressive performance can be attributed to ground-breaking clinical data, more aggressive treatment guidelines, and increased promotion within the category.

     Lipitor has a growing body of evidence demonstrating benefit to patients by impacting disease progression and by reducing heart attacks and strokes (the ASCOT, CARDS, REVERSAL, PROVE-IT, and ALLIANCE clinical trials). The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000 patients and in more than 87 million patient years of therapy. These results further support the outstanding record of Lipitor in cholesterol reduction, proven cardiovascular (CV) outcomes benefit, and patient safety across the full dosing range.

     Two studies involving Lipitor were stopped early due to the benefits seen in reducing CV outcomes. The Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) showed that people with hypertension and normal to mildly elevated cholesterol levels without a history of coronary heart disease had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures when taking Lipitor than patients treated with placebo. The CARDS study, which was presented at the American Diabetes Association meeting in 2004, showed that treatment with Lipitor provided early and significant benefits in prevention of coronary heart disease (37% reduction) and stroke (48% reduction) in patients with diabetes and relatively low LDL-cholesterol levels (median: 118 mg/dL).

     Exploring atherosclerosis progression, REVERSing Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) is a major comparative trial comparing the benefits of Lipitor 80 mg versus Pravachol 40 mg. Results from this trial were published in The Journal of the American Medical Association in March 2004. In REVERSAL, Lipitor halted the progression of atherosclerosis compared to Pravachol, which only slowed the progression of disease. In addition, Lipitor demonstrated a greater impact on atherosclerosis progression even when the same LDL-cholesterol percentage reductions were achieved compared to Pravachol.

     The PROVE-IT trial, sponsored by Bristol-Myers Squibb, evaluated the same treatment regimen as in REVERSAL on cardiovascular morbidity and mortality in patients with acute coronary syndrome. The results of this study showed that patients treated with Lipitor 80 mg demonstrated early and significant protection against death and major cardiovascular endpoints versus less intensive treatment with Pravachol 40 mg. As in REVERSAL, the safety profiles of Lipitor 80 mg and Pravachol 40 mg were comparable. The results of PROVE-IT were published in The New England Journal of Medicine. The outcomes data from PROVE-IT complement the results from the REVERSAL trial.

     Most recently, the January 6, 2005, issue of The New England Journal of Medicine included the publication of a post-hoc analysis of the REVERSAL trial and a pre-specified analysis of the PROVE-IT trial. These analyses examine the effects of statin therapy and the roles of LDL cholesterol and C-reactive protein (CRP) in disease progression and CV outcomes. The results also provide the first evidence to show that reductions in CRP may have clinical importance. This evidence suggests that CV benefits of LIPITOR may not be completely explained by aggressive LDL-cholesterol lowering alone and that other mechanisms may also play a role. In REVERSAL and PROVE-IT, greater reductions in CRP with Lipitor seem to translate into slower disease progression and reduced CV events. Further research is ongoing to explore vasculoprotective effects of Lipitor beyond the benefit from aggressive LDL-cholesterol lowering.

     There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of individuals around the world that are in need of medical therapy for high cholesterol, only about one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are not diagnosed, are not treated, or are treated with a dose inadequate to achieve their cholesterol goals. Evolving treatment guidelines continue to encourage the broad use of statin therapy.

Q2)  How is Caduet performing?

A2) Worldwide sales of Caduet totaled $15 million in the fourth quarter of 2004. Although Caduet's performance to date has been modest, it is slowly gaining traction due to increased product awareness and acceptance. This is evident in its total prescriptions in the U.S., which were 65% higher in the fourth quarter than in the first six months post-launch. We believe that Caduet is on its way to becoming an extremely useful treatment option as physicians are beginning to alter their longstanding practice of treating high blood pressure and high cholesterol as two distinct conditions.

     The FDA approved Caduet, the single-pill dual therapy of Lipitor (atorvastatin calcium) and Norvasc (amlodipine besylate), on January 30, 2004, and Pfizer launched Caduet in the U.S. in May. The first E.U. filing was submitted in France, the reference member state for Caduet, in the fourth quarter of 2003. We will be pursuing E.U. approvals for Caduet through the mutual recognition process.

     Caduet provides an opportunity to simultaneously address two of the most common risk factors of cardiovascular disease with the world's most prescribed branded blood-pressure medication-Norvasc-and lipid-lowering medication-Lipitor-in one pill. In September 2004, the FDA approved changes to the prescribing information for Lipitor and Caduet to include prevention of cardiovascular disease. The results of the Anglo-Scandinavian Cardiac Outcomes Trial-Lipid Lowering Arm (ASCOT-LLA) bring a critical new insight into the management of hypertensive patients-that hypertensive patients benefit from Lipitor in addition to blood-pressure-lowering therapy.

     On December 8, 2004, Pfizer announced that the independent ASCOT steering committee had decided to stop the study in its entirety due to favorable benefits being seen in patients receiving the Norvasc-based treatment regimen. The fully analyzed results of the study are anticipated in 2005.

     By current estimates, each year 9 million deaths around the world, equaling more than 75 million lost years of healthy life, may be attributed to suboptimal blood-pressure or cholesterol levels. Treatment guidelines advocate early and aggressive management of multiple risk factors for patients at increased cardiovascular risk.

Q3)  How is Norvasc performing?

A3) Worldwide sales of Norvasc in the fourth quarter of 2004 totaled $1.253 billion, reflecting growth of 1% compared to the same period in 2003. The slower rate of growth compared to earlier quarters is attributable in part to patent expirations throughout the E.U., except for Italy, France, Sweden, and Switzerland. Norvasc maintains exclusivity in many markets globally, including the U.S., Japan, Canada, and Australia. Norvasc's performance in the U.S. throughout 2004 was strong, and prescription volumes reached a 52- week high in October 2004.

     Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy and the fourth-largest- selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Overall, Norvasc has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide.

     Hypertension affects about 50 million Americans and one billion people worldwide. Currently 69% of American adults diagnosed with hypertension are not at their blood-pressure goal. Recent guidelines call for early, aggressive blood-pressure management and make clear that the majority of patients may require two or more medications to reach their blood-pressure targets.

     Recently reported randomized clinical trial results continue to highlight the beneficial effects of Norvasc. In November 2004, outcomes from the Pfizer-sponsored Comparison of Amlodipine versus Enalapril to Limit Occurrences of Thrombosis (CAMELOT) trial were published in The Journal of the American Medical Association. In the two-year study of patients with coronary artery disease and normal or well-controlled blood pressure, Norvasc-treated patients experienced 42% fewer hospitalizations for chest pain and 27% fewer coronary revascularization procedures, such as angioplasty and coronary artery bypass surgery, compared to patients receiving placebo. An intravascular ultrasound (IVUS) sub-study from the CAMELOT trial demonstrated that patients who received Norvasc showed no significant increase in the progression of plaque build-up in coronary arteries. On December 8, 2004, Pfizer announced that early indications from the landmark Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) showed that patients receiving a treatment regimen based on Norvasc experienced favorable cardiovascular benefits. As a result of these findings, the independent ASCOT steering committee decided to stop the trial early so that ASCOT investigators and patients can discuss their optimum hypertension treatment moving forward. Fully analyzed results of the study, involving nearly 20,000 patients with high blood pressure, are anticipated in 2005.

Q4)  What is the status of Exubera?

A4) Exubera (inhaled insulin powder) is under development as a treatment for both type 1 and type 2 diabetes through a collaboration between Pfizer and Sanofi-Aventis. Pfizer is also collaborating with Nektar Therapeutics, developer of the inhalation device and formulation process for Exubera.

     Exubera has been studied in more than 3,000 patients, some for up to six years. As an effective alternative to insulin injections, Exubera has also been shown in clinical trials to be preferred by patients. This patient preference may encourage patient acceptance of, and compliance with, insulin therapy, thereby improving the health of diabetics and reducing the healthcare costs associated with the disease. An estimated 177 million people worldwide suffer from diabetes, now the fourth-leading cause of death in most developed countries. Annual costs associated with the disease are estimated at $186 billion worldwide.

     In February 2004, Pfizer and Sanofi-Aventis submitted a regulatory filing for Exubera in the E.U.

Q5)  What is the status of Revatio?

A5) Revatio(TM) (the brand name for sildenafil citrate for pulmonary arterial hypertension) was submitted to the FDA and regulatory authorities in the Netherlands and Spain, the rapporteur and co-rapporteur sponsors, the European Medicines Agency (EMEA) and Health Canada in December 2004 as a treatment for pulmonary arterial hypertension (PAH). Subsequent to the U.S. filing, the FDA approved the company's request for an expedited review. Revatio has been designated an orphan drug by the EMEA. Sildenafil is the same active ingredient in Viagra(R), the world's leading erectile-dysfunction medication, which has been used by more than 23 million men worldwide because of its unsurpassed efficacy and safety. The Revatio dosing regimen is different from that for Viagra, and, to avoid confusion, Revatio tablets will have a color and shape different from those of Viagra tablets.

     PAH is a rare, aggressive, and life-shortening vascular disease for which new treatment options are desperately needed. Often referred to as high blood pressure of the lungs, PAH affects approximately 200,000 people in North America and Europe. In a large multinational clinical trial (SUPER
     1), Revatio 20 mg taken three times daily was found to be effective in treating PAH. Patients treated with Revatio had improved physical functioning as demonstrated by increased walking distance over a six-minute time interval. Patients on Revatio also had a reduction in blood pressure in arteries of the lungs and an increase in cardiac heart output, both of which are critical in treatment of this disease.

Q6)  What is the status of the torcetrapib/Lipitor program?

A6)  A combination product of torcetrapib, a cholesteryl ester transfer protein
     (CETP) inhibitor, and Lipitor is now in global Phase III clinical trials for dyslipidemia that include 12,000 patients and are enrolling 13,000 patients in mortality and morbidity trials. The objective of the Phase III program is to demonstrate improved efficacy and comparable safety of the combination product versus Lipitor alone in a wide range of patients at cardiovascular risk with and without clinically apparent disease and across a variety of lipid abnormalities. The program is comprised of imaging trials that include intravascular ultrasound and carotid ultrasound, as well as a full range of blood-lipid efficacy studies. The program is designed to provide conclusive evidence of the benefits of raising HDL cholesterol through torcetrapib, in combination with the powerful LDL-cholesterol lowering and established benefits of Lipitor, beyond the well-demonstrated effects of Lipitor alone across patients with all types of lipid abnormalities. Demonstration of such benefit would provide support for use to torcetrapib/Lipitor in patients currently being treated with Lipitor and other statins. Additional scientific and mechanistic studies are also underway to broaden our understanding of the effects of CETP inhibition on lipid metabolism and atherosclerosis. These studies represent a major commitment by Pfizer to significantly advance our understanding of lipids and atherosclerosis to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

     Data from a study assessing torcetrapib's impact on atherosclerosis in a rabbit animal model, recently reported at the American Heart Association 2004 Scientific Session, supports its potential efficacy for patients. Torcetrapib was found to inhibit CETP activity and raise HDL cholesterol, which strongly correlated with reduction in atherosclerosis in this rabbit model.

Q7)  What is the status of varenicline?

A7) In 2000, it was estimated that there were 1.25 billion smokers worldwide and that nearly 5 million premature deaths/year globally were attributable to smoking. Seven out of ten smokers are contemplating quitting or actively want to quit; however, only 3-5% of patients can quit on their own. More effective treatments are needed for smoking cessation than are provided by currently available products. Varenicline is an innovative compound for smoking cessation. Neither a nicotine derivative nor an anti-depressant, varenicline was designed to selectively target the alpha 4-beta 2 nicotine receptors in the brain that stimulate the release of dopamine, which in turn results in the rewarding/reinforcing effects of smoking and leads to nicotine dependence. Varenicline is designed to have a unique dual benefit for the smoker to reduce the craving for cigarettes and the related withdrawal symptoms when quitting and to block the rewards from smoking that perpetuate dependence. In an early Phase II trial, almost half of smokers treated with varenicline stopped smoking. In this same trial, only one out of three smokers treated with Zyban stopped smoking. Varenicline complements Pfizer's leadership in providing innovative products to treat cardiovascular risk factors and the complications often associated with smoking. Varenicline is currently in full Phase III development worldwide.

RESPIRATORY

Q8)  How is Spiriva performing?

A8) Pfizer co-promotes Spiriva with the product's discoverer, Boehringer Ingelheim. Sales of Spiriva continue to outpace the overall chronic obstructive pulmonary disease (COPD) market. The product is currently available in more than 45 countries and is the best-selling COPD product in seven, including Germany and Australia. It has been introduced in the U.S. (June 2004), Italy (July 2004), and, most recently, Japan (December 2004).

     An anticholinergic medication, Spiriva is the first inhaled COPD treatment to provide significant and sustained improvements in lung function with once-daily dosing. Clinical trials have shown that patients with all stages of COPD, from mild to severe, can benefit from taking Spiriva. Trials have also demonstrated that Spiriva provided superior and sustained improvements in lung function, breathlessness, health-related quality of life, and exercise tolerance in COPD patients, and that the product provides sustained and significant improvements in lung function compared to ipratropium, the currently recommended first-line therapy outlined in many treatment guidelines. Spiriva has also been shown to significantly reduce COPD exacerbations and related health-resource burden versus usual care.

     New clinical data presented at the American College of Chest Physicians meeting in October 2004 confirm the role of Spiriva as first-line maintenance therapy in COPD. A double-blind, placebo-controlled study examined patients' reported reasons for stopping exercise in the setting of constant-work-rate bicycling. As a result of Spiriva-induced reductions in exertional dyspnea, patients are more likely to report leg discomfort rather than breathing discomfort as the limiting factor for stopping exercise. After six weeks, significantly fewer Spiriva-treated patients (28%) than placebo-treated patients (42%) identified breathing discomfort as the main reason for exercise limitation. Spiriva therapy also shifted the relative magnitude of both breathing discomfort and leg discomfort at the point of symptom limitation.

Q9)  How is Zyrtec performing?

A9) Worldwide sales of Zyrtec totaled $349 million in the fourth quarter of 2004, reflecting a decline of 3% compared to the same period in 2003. Zyrtec continues to be the most prescribed antihistamine agent in a challenging market. The continued decline in new prescriptions in the antihistamine market is largely due to the wide availability of multiple, low-cost, over-the-counter branded and private-label loratadine (Claritin) products since December 2002 and continued aggressive cost shifting to consumers (such as through higher co-pays) by regional managed-care plans.

     Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin. More recently, new data demonstrating Zyrtec's superior performance versus Allegra in a two-day environmental-exposure unit were published in the January/February 2004 issue of Allergy and Asthma Proceedings and presented at the American College of Allergy, Asthma, and Immunology meeting in November 2004. Zyrtec has the broadest range of formulations and treats the widest age range of patients of any prescription antihistamine. Zyrtec is currently the only prescription antihistamine available on the market with both syrup and chewable forms.

Q10) What is the status of Daxas (the brand name for roflumilast)?

A10) Daxas is a phosphodiesterase-4 inhibitor, a class of compounds that provides anti-inflammatory action for respiratory diseases. The compound is currently being studied for both asthma and chronic obstructive pulmonary disease (COPD), two respiratory diseases associated with substantial morbidity and mortality. COPD affects 600 million people worldwide and kills more than 2.75 million people each year, according to estimates by the World Health Organization. The Global Burden of Disease Studies found that COPD was the sixth-most-common cause of death worldwide in 1990 and predicted that it would become the third-most-common cause of death by 2020. In the U.S., COPD is currently the fourth-leading cause of death (behind heart disease, cancer, and stroke), with death rates having increased 22% in the last decade. Asthma affects more than 300 million people worldwide and kills 180,000 people each year. Pfizer and our co-promotion partner Altana Pharma filed Daxas in the E.U. in February 2004 for both asthma and COPD. For other markets, the product is in late-stage development.

UROLOGY

Q11) How is Detrol/Detrol LA performing?

A11) Worldwide sales of Detrol totaled $285 million in the fourth quarter of 2004, reflecting growth of 22% compared to the same period in 2003. Detrol's robust performance was due to successful launches of the once-daily formulation in Latin America and Asia and strong competitive positioning in the U.S. and E.U. It is the number-1 globally prescribed brand for overactive bladder (OAB), with more than 8.5 million patients worldwide since launch and a 53% market share.

     Detrol/Detrol LA has proven 24-hour efficacy across OAB symptoms, including urge incontinence, urgency, and frequency, resulting in excellent patient-reported outcomes. Detrol/Detrol LA also offers bladder selectivity with balanced receptor coverage, trusted tolerability, and proven safety profile. OAB is a highly prevalent condition, affecting 50-100 million people worldwide, with approximately 16% prevalence in adults in the U.S. and E.U. The market opportunity remains significant, as OAB is a vastly underreported and undertreated condition.

     As part of Pfizer's ongoing OAB research worldwide, the first validated screener, called the OAB-V8TM screener, has been developed and launched recently. OAB-V8TM screener is a simple-to-administer, easy-to-score, eight-question instrument that has been studied in 1,260 patients and validated in more than 20 languages.

Q12) How is Viagra performing?

A12) Worldwide sales of Viagra totaled $469 million in the fourth quarter of 2004, reflecting a decrease of 8% compared to the same period in 2003, due in large part to increased competition. Viagra maintains a strong leadership position, with a 71% worldwide market share of phosphodiesterase-5 inhibitors. Outside the U.S., where about half of Viagra sales are generated, the fourth quarter marked a competitive turning point, with 19% growth versus the third quarter of 2004. It remains one of the world's most recognized pharmaceutical brands.

     More than 130 clinical trials worldwide and more than six years of real-world experience have shown that Viagra provides hard, long-lasting erections that instill confidence in men, while maximizing both patient and partner satisfaction. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction (ED). Men taking Viagra also report a 77% improvement in their confidence to get and maintain an erection, compared to only 18% taking placebo. After four years of treatment, 96% of Viagra users and 92% of their partners report being highly satisfied with the product, with 95% of partners expressing a desire for their men to continue with Viagra treatment. A recently published study demonstrates that men taking Viagra under constant visual sexual stimulation reported a hard erection lasting on average for 33 minutes, compared to seven minutes for men on placebo. No other ED therapy has been proven to work better or faster than Viagra. Pfizer is confident that Viagra is uniquely positioned to retain its leading position.

NEUROSCIENCE

Q13) How is Aricept performing?

A13) Aricept, approved for the treatment of symptoms of mild-to-moderate Alzheimer's disease (AD), continues to lead the AD market with a 59% worldwide market share and more than one billion cumulative patient days of therapy. In its eighth year on the U.S. market, the product continues to show strong new- and total-prescription growth, despite the launch of a new competitor, and achieved revenue growth of 21% in 2004. The product achieved record weekly new- and total-prescription volume of more than 30,000 and 94,000, respectively, in early December 2004. About 10% of people over 65 suffer from AD, including 4.5 million Americans.

     Aricept's strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability and a keen customer focus. Cognition is typically the first area affected by AD. The benefits of early intervention with Aricept were confirmed in a study published in December 2004 in the Archives of Neurology. In this 24-week study of patients with early-stage or mild AD, Aricept significantly improved cognitive performance compared with placebo.

Q14) How is Geodon performing?

A14) Worldwide sales for Geodon totaled $143 million in the fourth quarter of 2004, reflecting growth of 36% compared to the same period in 2003. In the U.S., the product's new- and total-prescription shares continue to grow, with Geodon achieving its highest new-prescription share of 5.5% in October 2004. The product's October new-prescription growth of 36% compares to 6% growth of the overall U.S. antipsychotic market. Geodon is available in both an oral capsule and a rapid-acting intramuscular dosage form.

     Approximately 1% of the population suffers from schizophrenia. In the treatment of schizophrenia, clinical trials have demonstrated Geodon to be as effective as risperidone (Risperdal) and olanzapine (Zyprexa) in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than risperidone and significantly less weight gain and adverse changes in other metabolic indices than olanzapine. In a recent head-to-head study versus Zyprexa published in October 2004 in the American Journal of Psychiatry, Geodon demonstrated efficacy equivalent to Zyprexa in treating schizophrenia, while being associated with a lower incidence of weight gain and more favorable effects on lipid profile and other metabolic parameters. The Journal of Clinical Psychiatry published a head-to-head study comparing Geodon to risperidone in in-patients with schizophrenia or schizoaffective disorder. The study found that Geodon improved psychotic symptoms, was generally well tolerated, and demonstrated less effect on prolactin and weight than risperidone.

     Geodon is approved for acute bipolar mania in six countries, including the U.S., where the new indication was launched in November 2004. Pfizer filed for bipolar mania in the E.U. during the fourth quarter of 2004. As much as 3.5% of the population suffers from bipolar disorder, which, like schizophrenia, is a life-long illness. The use of Geodon in bipolar disorder represents a large and growing opportunity. In clinical trials for the treatment of bipolar mania, Geodon has been shown to control manic symptoms rapidly without inducing depression. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

Q15) How is Lyrica (the brand name for pregabalin) performing?

A15) Worldwide sales of Lyrica totaled $10 million in the fourth quarter of 2004, its first full quarter on the market. Lyrica was approved in July 2004 in the E.U. for treatment of peripheral neuropathic pain and as adjunctive therapy for partial epilepsy. The subsequent launches in Germany and the U.K. represent the most successful introductions of any neuropathic-pain or adjunctive-epilepsy product to date in those markets. Strong initial adoption is attributable to the significant unmet medical need in both conditions, the compelling clinical evidence supported by the Lyrica clinical program (the largest ever for a neuroscience compound, with more than 9,000 patients in clinical trials), and the positive initial results experienced by patients and physicians.

     Lyrica offers outstanding efficacy-demonstrated by rapid and robust pain reduction across its entire dose range of 150-600 mg-and favorable tolerability. New evidence-based guidelines for treatment of post-herpetic neuralgia from the American Academy of Neurology, published in the September 2004 issue of Neurology, endorsed Lyrica as a recommended first-line treatment. Another study, published in the December 2004 issue of Neurology, demonstrated Lyrica's efficacy in diabetic peripheral neuropathy.

     Lyrica was approved in Mexico in September 2004 for neuropathic pain and as adjunctive therapy for partial seizures. In the U.S., Lyrica was approved on December 30, 2004, and is the first FDA-approved product for the treatment of neuropathic pain associated with diabetic peripheral neuropathy and post-herpetic neuralgia. The product will be available to patients and physicians in the near future. In September 2004, Pfizer also received an approvable letter for Lyrica as adjunctive therapy in the treatment of partial seizures in adults and a non-approvable letter for the treatment of generalized anxiety disorder. Pfizer is working closely with the FDA to resolve open issues for both indications.

Q16) How is Neurontin performing?

A16) Worldwide sales for Neurontin totaled $481 million in the fourth quarter of 2004, reflecting a decline of 39% compared to the same period in 2003. This decline in sales is due to the at-risk launch of generic gabapentin by Ivax, Alpharma, and Teva in the U.S. Pfizer's Greenstone subsidiary followed suit by launching its own generic version of gabapentin. Pfizer has sued these and other companies for patent infringement, and if the court determines that these companies have infringed Pfizer's Neurontin patent, Pfizer will seek all available remedies and damages, including damages based on Pfizer's lost profits.

     Neurontin continues to be available in more than 100 countries and has been prescribed by more than 12 million patients since its initial approval in 1994. It is approved for adjunctive therapy in epilepsy in more than 100 countries and for treatment of a range of neuropathic-pain conditions in more than 60 countries.

Q17) How is Relpax performing?

A17) Worldwide sales of Relpax totaled $54 million in the fourth quarter of 2004, reflecting growth of 91% compared to the same period in 2003. Launched in more than 25 countries, the product continues to gain market share rapidly in the $2.3 billion global oral triptan market. In the U.S., Relpax new-prescription volume has grown by 73% versus December 2003, achieving 10.8% new-prescription share. Relpax has become the number-2 triptan in both switch prescriptions and new-to-market prescriptions, second only to sumatriptan. Relpax was launched in Canada, the fifth largest triptan market, in November 2004.

     Published data demonstrate that Relpax 40 mg provides better and more sustained relief from the symptoms of migraine than the market leader, sumatriptan (Imitrex), even if patients wait to treat and the pain is more intense. Relpax 40 mg also provides significantly more sustained relief than zolmitriptan (Zomig) or naratriptan (Amerge) based on two controlled studies. In addition, Relpax 40 mg has demonstrated efficacy in patients who have previously failed to obtain adequate relief with other prescription or with over-the-counter migraine medications, such as Imitrex, Maxalt, Excedrin Migraine, non-steroidal anti-inflammatory drugs, and Fiorinal/Fioricet. Recent data presented at the European Federation of Neurological Societies and the Migraine Trust International Symposium show that treating a migraine attack early with Relpax provides greater efficacy for migraine sufferers than waiting until the pain becomes more severe. The highest two-hour pain-free rates were seen among patients with mild pain taking Relpax 40 mg within 30 minutes of pain onset, and sustained pain-free rates were higher for patients treated with Relpax 40 mg when the pain was mild versus moderate-to-severe.

     The migraine market still represents a large untapped opportunity and a significant opportunity for continued Relpax growth. The prevalence of migraine is estimated to be 12% globally, with fewer than 50% of these patients being diagnosed and fewer than 20% receiving prescription medicine.

Q18) How is Zoloft performing?

A18) Worldwide sales of Zoloft totaled $959 million in the fourth quarter of 2004, reflecting growth of 7% compared to the same period in 2003. This strong performance in the fourth quarter followed a 6% decline in the U.S. in the third quarter, compared to the same quarter in 2003, which resulted from proposed regulatory changes to Zoloft's prescribing information and media coverage of the use of antidepressants in children and adolescents.

     Zoloft has been the number-one prescribed antidepressant in the U.S. since 2000. Physicians have written approximately 250 million Zoloft prescriptions for a variety of psychiatric disorders, accounting for more than 13 billion patient days of therapy. A large body of clinical data supports Zoloft's safety and effectiveness in its indicated uses. Zoloft is approved for six mood and anxiety disorders-major depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder, pre-menstrual dysphoric disorder (PMDD), and social anxiety disorder. For each of these indications except PMDD, Zoloft is approved for both acute and long-term use.

     Regulatory agencies in the U.S. and U.K. recently examined the safety of SSRIs in the treatment of depressed children and adolescents. In the U.K., clinical data in the adult population was also reviewed. The U.K. Medicines and Healthcare Products Regulatory Authority (MHRA) mandated that all SSRIs and serotonin/norepinephrine receptor inhibitors (SNRIs) except fluoxetine (Prozac) be contraindicated in children and adolescents with major depression. An advisory panel reaffirmed that Zoloft is safe and effective in children and adolescents with OCD. In December 2004, the MHRA proposed new prescribing information for SSRIs and SNRIs on suicidality and withdrawal of treatment in adults.

     In the U.S., following the recommendations of an advisory panel, on October 15, 2004, the FDA directed the makers of 33 currently marketed antidepressants, including both SSRIs and non-SSRI antidepressants, to include a black-box warning that antidepressants may increase the risk of suicidal behavior in children and adolescents. In the nine completed clinical trials of Zoloft in pediatric and adolescent patients, which included studies of Zoloft in children diagnosed with depression, OCD, or both, no suicides occurred. The trials found no statistically significant differences between Zoloft-treated patients and placebo controls in their rates of suicide attempts or ideation.

Q19) What is the status of indiplon?

A19) Indiplon is a unique GABA-receptor modulator for insomnia being developed by Pfizer and Neurocrine Biosciences. Indiplon has been developed in both immediate-release and modified-release forms to address multiple aspects of insomnia. Neurocrine Biosciences has announced that it will resubmit U.S. regulatory filings for both forms, previously submitted in the fourth quarter of 2004, to update the electronic formatting of the filings.

Q20) What is the status of asenapine?

A20) Asenapine is a novel psychotropic agent currently in Phase III development in more than 3,000 patients for the treatment of the acute symptoms and maintenance therapy of schizophrenia, as well as for treatment of the acute manic episodes associated with bipolar disorder. The compound is being developed in partnership with Organon. Based on Phase II results, asenapine has demonstrated strong efficacy and good toleration, with no clinically significant side effects. If approved, asenapine will enter a global antipsychotic market currently estimated at more than $13 billion in annual sales and growing about 13%.

INFECTION

Q21) How is Vfend performing?

A21) Worldwide sales of the antifungal Vfend totaled $83 million in the fourth quarter of 2004, reflecting growth of 35% compared to the same period in 2003. Strong growth can be attributed to sustained demand and global launches. Vfend has been launched in 51 countries, including the U.S., and it is now the leading hospital antifungal product in France and Germany.

     Vfend is a new-generation azole antifungal with an extended spectrum of activity against both yeasts and moulds. The risk of serious fungal infections in hospitalized patients is growing. Fungal infections, especially in immunocompromised patients, are associated with high morbidity and mortality and require prompt and effective treatment. Vfend is approved in the U.S. for primary treatment of acute invasive aspergillosis, salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp., and treatment of esophageal candidiasis. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei). Vfend is available in oral tablets, powder for oral suspension, and intravenous forms and shows excellent bioavailability. As a result, there is the potential that some patients may be discharged from the hospital sooner, with orally administered therapy continuing at home.

     In the first quarter of 2004, Pfizer filed regulatory submissions in the U.S. and E.U. for use of Vfend in treatment of candidemia. In October 2004, European regulators issued a positive opinion on the application. In December 2004, the FDA approved Vfend for treatment of candidemia in non-neutropenic patients, for disseminated Candida infections in the skin, and for Candida infections in the kidney, abdomen, bladder wall, and wounds. Data presented at the American Society of Hematology meeting in December 2004 demonstrated that patients with invasive aspergillosis who were treated with Vfend as primary therapy required fewer days of intensive care compared to patients receiving standard treatment.

Q22) How is Zithromax performing?

A22) Worldwide sales of Zithromax, the world's largest-selling antibiotic, totaled $675 million in the fourth quarter of 2004, reflecting a decrease of 15% compared to the same period in 2003.

     This sales performance in part reflects a 6.7% reduction in global new-prescription demand for antibiotics. In the U.S., Zithromax remains the number-one branded product in all key indications in the respiratory-tract-infection market, with more than three times the market share of the second-leading branded competitor. Zithromax prescriptions in sinusitis, its newest indication in the U.S., grew 22% since launch and increased to 17.5% of all prescriptions for this indication in 2004.

     Zithromax is first-line therapy for a number of key indications, including acute exacerbations of chronic bronchitis, community-acquired pneumonia, sinusitis, and otitis media. Zithromax has a proven track record of clinical efficacy across the spectrum for mild/moderate RTI, unsurpassed safety, and a short therapeutic course that contributes to patient compliance and is cost effective.

     A novel microsphere formulation of azithromycin has been developed that allows for delayed release of drug in the small intestine instead of the stomach, maintaining tolerability. This delayed release, together with the long half-life of Zithromax microspheres, allows delivery of two grams of the product as a single dose. Data for this new formulation have been submitted to the FDA and other regulatory authorities for review.

     Zithromax is included among the Pfizer medicines being provided to aid the victims of the earthquake and tsunami that struck Asia and Africa on December 26, 2004.

Q23) How is Zyvox performing?

A23) Worldwide sales of Zyvox totaled $135 million in the fourth quarter of 2004, reflecting growth of 73% compared to the same period in 2003. While days of therapy for all anti-staphylococcal products have increased 14% worldwide in the past year, days of Zyvox therapy have increased more than 50%. Zyvox is now marketed in 62 countries.

     The clinical value of Zyvox is growing, due to the rising incidence of infections caused by methicillin-resistant Staphylococcus aureus (MRSA) and multi-drug-resistant enterococci and their associated morbidity and mortality. Zyvox has proven efficacy in the treatment of patients with pneumonia and skin and soft-tissue infections, including diabetic foot infections, often caused by MRSA. The product has a unique mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This results in no cross-resistance with other antibiotics. Zyvox is available in intravenous and oral formulations. This allows for earlier discharge for some patients, who can switch from the intravenous Zyvox in the hospital to the oral form at home and thereby reduce their hospital costs. Zyvox is also approved for pediatric use.

     Data showing advantages of Zyvox continue to emerge. In October 2003, important data were presented at the Infectious Diseases Society of America meeting showing that Zyvox was more effective than vancomycin in treating patients with complicated skin and soft-tissue infections due to suspected or proven MRSA, with lower costs compared with vancomycin due to shorter intravenous therapy and reduced hospital stay. A post-hoc analysis of these MRSA patients with surgical-site infections was published in the American Journal of Surgery in December 2004. Patients treated with Zyvox had microbiologic success rates of 87% compared to 48% for patients on vancomycin.

Q24) What is the status of UK-427,857?

A24) UK-427,857 represents a novel mechanism of action, CCR-5 co-receptor antagonism. CCR-5 co-receptor antagonists form a sub-class of a broader group of HIV antiretrovirals known as entry inhibitors. Unlike current antiretroviral agents that work by inhibiting HIV replication within white blood cells, UK-427,857 works by blocking the human chemokine co-receptor CCR-5, which is expressed on the surface of human white blood cells, thereby preventing the virus from entering host cells. UK-427,857 has been shown in vitro to be effective against HIV strains resistant to the current classes of HIV antiretroviral agents, potentially addressing a significant unmet medical need in HIV therapy. Phase I studies have shown

     UK-427,857 to be well tolerated across a range of potential doses, and Phase II studies have shown UK-427,857's efficacy and safety as monotherapy in HIV patients. A clinical program is now underway in pursuit of an indication for the treatment of patients with HIV infection in combination with other antiretroviral agents.

     The global HIV/AIDS epidemic killed more than 3 million people in 2003. An estimated 5 million people acquired HIV during the year, bringing to 38 million the number of people living with the virus around the world (UNAIDS Report, July 2004). Pfizer is committed to bringing meaningful improvement to the lives of people living with HIV/AIDS and to those at risk around the world.

OPHTHALMOLOGY

Q25) How is Xalatan/Xalacom performing?

A25) Worldwide sales of Xalatan/Xalacom totaled $353 million in the fourth quarter of 2004, reflecting growth of 23% compared to the same period in 2003. Xalatan/Xalacom outpaced the growth of the total anti-glaucoma market. Xalatan/Xalacom together hold leadership of the glaucoma market in dollar sales. Worldwide annual sales of Xalatan, the number 1 prescribed anti-glaucoma medication in the world, achieved the $1 billion milestone in sales in 2004.

     An estimated 67 million people suffer from glaucoma worldwide. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, a group of eye diseases characterized by damage to the optic nerve, visual-field loss, and/or elevated intraocular pressure (IOP). Xalatan, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, continues to lead the worldwide anti-glaucoma market and has displaced beta blockers as the accepted gold standard. It provides comprehensive IOP management by combining the benefits of powerful efficacy, superior tolerability and patient persistency, five-year safety data, and physician preference so physicians can achieve the outcome of preventing or delaying optic-nerve damage that can lead to blindness. Xalacom, a combination of Xalatan and the beta-blocker timolol, provides incremental efficacy for patients who have an insufficient response to monotherapy while maintaining the simplicity of a single daily dose.

     Future opportunity exists as, in the U.S., approximately one third of the diagnosed glaucoma patients are untreated and only 10-15% of the ocular hypertensive patients received treatment.

     An article published in the September 2004 issue of the American Journal of Ophthalmology compared the nocturnal effects of the once-daily beta-blocker timolol and Xalatan on IOP in patients with ocular hypertension or early glaucomatous changes. Although both treatments were effective in lowering IOP during the day, only Xalatan reduced IOP at night. These results provide support in our efforts to accelerate share gain from the large, remaining beta-blocker segment.

     The article "Risk Assessment in the Management of Patients with Ocular Hypertension," published in the September 2004 issue of the American Journal of Ophthalmology, addresses physicians' decisions about when to treat an ocular-hypertensive patient. The article establishes the concept of global risk assessment and translates the findings from the Ocular Hypertension Treatment Study into practical guidelines for initiation of treatment in ocular-hypertensive patients. As in cardiovascular disease, the concept of global risk assessment, when applied to glaucoma, may enable ophthalmologists to identify and treat patients earlier in the disease continuum to prevent the onset of glaucoma, further irreversible damage to the optic nerve, and loss of visual function.

Q26) What is the status of Macugen?

A26) Pfizer and Eyetech Pharmaceuticals, Inc., the discoverer of Macugen, are jointly developing and will jointly commercialize the product. Macugen is an aptamer that selectively binds to, and neutralizes, vascular endothelial growth factor for the treatment of age-related macular degeneration (AMD). The FDA approved Macugen for the treatment of neovascular (wet) age-related macular degeneration in December 2004. The product has been filed in the E.U., Canada, Australia, and Brazil. AMD is the leading cause of irreversible vision loss among Americans over 55 and occurs in both wet and dry forms. In wet AMD, blood vessels grow abnormally into the area beneath the retina. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the U.S. alone. Positive Phase III results for Macugen in AMD, announced at the American Academy of Ophthalmology meeting in 2003, demonstrated benefit to a broad group of wet AMD patients irrespective of lesion subtype or size, unlike existing therapies.

ARTHRITIS AND PAIN

Q27) What are the implications for Pfizer of the FDA's upcoming Advisory Committee meeting concerning the safety of COX-2-specific medicines?

A27) In light of recently released cardiovascular-safety data from several long-term trials in non-arthritis and non-pain indications and other information about COX-2-specific inhibitors and a non-selective non-steroidal anti-inflammatory drug, the FDA announced that it will analyze the available information on these medicines (including Celebrex and Bextra) to determine whether additional regulatory action is appropriate.

     The FDA Advisory Committee meeting will take place February 16-18. We will be participating in the Advisory Committee meeting, and we look forward to a reasoned scientific discussion in which we will provide data in support of our belief that Celebrex and Bextra present a cardiovascular risk profile comparable to that of non-selective non-steroidal anti-inflammatory drugs and are important therapeutic options. Pfizer's submission to the FDA will be posted on the FDA website.

     Of course, we do not know what the Advisory Committee will recommend to the FDA, what actions the FDA may take after receiving those recommendations, or the timing of these events. If the FDA were to take actions that result in a significant loss of sales of Celebrex and/or Bextra, this could have a material adverse impact on our results of operations, the timing of which would depend upon the period to which any such action was attributed.

Q28) What new cardiovascular information has been obtained about Celebrex?

A28) In December 2004, three controlled prevention studies involving Celebrex were halted. These three studies provide preliminary but inconsistent information. More specifically, on December 16, 2004, Pfizer learned of new information concerning two of these studies- large, well-controlled cancer-prevention studies involving patients who took high doses of Celebrex. One study, sponsored by the National Cancer Institute and involving patients taking 400 mg/day and 800 mg/day of Celebrex, showed an increase in overall cardiovascular events, such as heart attack, stroke, and death, compared to placebo. The second study, sponsored by Pfizer and involving patients taking 400 mg/day of Celebrex, did not show an increased overall cardiovascular risk over placebo. A third large, well-controlled Alzheimer's prevention study sponsored and conducted by the National Institute on Aging, a part of the National Institutes of Health, reported preliminary information on December 20, 2004. This third study had enrolled more than 2,400 patients over the previous 31/2 years to determine if Celebrex 400 mg/day or Aleve (naproxen sodium) 440 mg/day were effective treatments to prevent the development of Alzheimer's disease in people at risk of developing this serious disease. Preliminary safety results from the study indicated in part "an apparent increase in cardiovascular and cerebrovascular events among the participants taking naproxen sodium when compared with those on placebo." No increased cardiovascular risk was seen in patients taking Celebrex relative to placebo. We believe these three studies require considerable additional analysis before any conclusions can be reached.

     The results from the National Cancer Institute study noted above differ from the other two studies halted at about the same time and from the body of data that we and others have accumulated over time. Within this accumulated body of data, there were certain studies in which there was an increased percentage of specific cardiovascular events for patients taking Celebrex versus patients taking placebo or other drugs; in other studies, there was a decreased percentage of specific cardiovascular events. The investigators of those studies determined at the time that the differences were not meaningful and did not establish an increased or decreased cardiovascular risk for Celebrex. All of this information was shared with appropriate regulatory authorities and will be further evaluated in the context of the ongoing regulatory review.

     We will be sponsoring a major clinical study to further assess the cardiovascular profile of Celebrex in arthritis patients at high risk for cardiovascular disease.

Q29) What is the recent information about the cardiovascular safety of Bextra?

A29) We have announced that, in two trials in high-risk surgery known as coronary artery bypass graft (CABG), an increase in cardiovascular events was observed in the first two-arm trial, in which patients received Bextra in combination with parecoxib (an intravenous form of Bextra) compared to placebo. However, in a second three-arm trial, this same increase in cardiovascular events was seen only in the Bextra/parecoxib combination arm compared to placebo and not in the arm treating these patients with Bextra alone. In studies in general surgery, Bextra in combination with parecoxib showed no increased risk of thromboembolic events. Bextra is not approved for use in surgical settings in the U.S. We will be conducting clinical studies to further assess the cardiovascular profile of Bextra in arthritis patients. Recently, working with the FDA, we changed the prescribing information for Bextra to include this information about the CABG studies as well as to provide other information about the cardiovascular safety of Bextra. The revision to Bextra's prescribing information also added a black-box warning relating to serious skin reactions.

Q30) Please provide an update as to the legal proceedings against Pfizer with respect to Celebrex and Bextra.

A30) As previously reported, in 2003, several purported class-action complaints were filed in the U.S. District Court for the District of New Jersey by persons who claim to have been purchasers of publicly traded securities of Pharmacia during the period from April 17, 2000 through August 22, 2001 (the "Purported Class Period"). Named as defendants in the actions are Pharmacia, Pfizer, and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the efficacy of the gastrointestinal effects of Celebrex. These cases have been consolidated for pre-trial purposes. Plaintiffs purport to represent a class of all persons who purchased Pharmacia securities during the Purported Class Period and were damaged as a result of the decline in the price of Pharmacia's securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

     As previously reported, Pfizer is a defendant in a number of product-liability suits in various federal and state courts alleging injury as a result of the use of Celebrex, including a purported class action filed in 2001 in the U.S. District Court for the Eastern District of New York. Additional suits, including purported class actions, alleging injury as the result of the use of Celebrex and Bextra have been filed in late 2004 and early 2005.

     A number of purported class actions recently have been filed against Pfizer in the U.S. and in Canada alleging consumer fraud as the result of false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. The plaintiffs seek damages in unspecified amounts for economic loss.

     As previously reported, we received requests for information and documents from the U.S. Department of Justice and a group of state attorneys general concerning the marketing of Bextra and Celebrex. The agencies have also recently sought information and documents relating to the safety of both products. The Company is providing the information and documents sought.

     Recently, a number of actions, including purported class actions, were filed against Pfizer and certain current and former officers, directors, and employees of Pfizer. These actions were brought in various federal and state courts, with the largest number being filed in the U.S. District Court for the Southern District of New

     York. These actions include: (i) several class-action complaints alleging that Pfizer and certain officers violated federal securities laws by misrepresenting the safety of Celebrex and Bextra; (ii) several shareholder derivative actions alleging that certain of Pfizer's current and former officers and directors breached fiduciary duties by causing the Company to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) several purported class actions filed by persons who claim to be participants in the Pfizer Savings Plan, alleging that Pfizer and certain officers, directors, and employees of the Company violated certain provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option.

ONCOLOGY

Q31) How is Aromasin performing?

A31) Worldwide sales of Aromasin (exemestane) totaled $49 million in the fourth quarter of 2004, reflecting growth of 106% compared to the same period in 2003. This growth can be attributed primarily to the pivotal efficacy data that was released from the Intergroup Exemestane Study (IES) during March 2004 in The New England Journal of Medicine. Specifically, the IES trial is the only large multinational trial showing superior efficacy of an aromatase inhibitor (AI) over tamoxifen in the "switch" adjuvant setting for postmenopausal breast-cancer patients, defined as those patients currently on tamoxifen for two to three years and eligible to be switched to an AI for the completion of the standard five years of hormone therapy. The study showed a 32% reduction in the risk of recurrence of breast cancer for patients switched to Aromasin. Statistically significant risk reductions were also shown for distant-recurrence and contralateral breast cancer, and notable risk reductions were also demonstrated for second non-breast primaries.

     On the basis of this data, Pfizer submitted a supplemental regulatory filing in December 2004 in both the U.S. and the E.U. for an adjuvant indication for Aromasin. The submission was bolstered by supportive evidence from the 027 study comparing Aromasin to placebo in early adjuvant patients that suggest a mild-to-moderate effect of Aromasin on bone health. The adjuvant indication will allow Aromasin to be used in the estimated 500,000 breast-cancer patients currently on tamoxifen for two to three years. In the fourth quarter of 2004, the Technology Assessment Panel of the American Society of Clinical Oncology published new guidelines on the use of hormonal therapy to treat postmenopausal breast-cancer patients, further supporting the use of Aromasin and AIs in the adjuvant setting.

Q32) How is Campto/Camptosar performing?

A32) Worldwide sales of Campto/Camptosar totaled $189 million in the fourth quarter of 2004, reflecting growth of 129% compared to the same period in 2003.

     Campto/Camptosar is the backbone of metastatic colorectal cancer treatment worldwide. A cytotoxic agent, Campto/Camptosar, when used in combination with 5-fluorouracil (5FU) and leucovorin (LV), has improved survival for patients with advanced colorectal cancer over treatment with 5FU/LV alone. Campto/Camptosar and 5FU/LV can be combined with the newly introduced targeted agents Avastin and Erbitux to improve survival of advanced colorectal-cancer patients. The overall survival rate for patients with metastatic colorectal cancer has almost doubled since the introduction of Campto/Camptosar in 1999. Adding the new targeted agents (Avastin and Erbitux) to a Campto/Camptosar-based regimen provides the best survival advantage for advanced-colorectal-cancer patients.

Q33) What is the status of Sutent (SU-11248)?

A33) Sutent, or SU-11248, is the first in a class of innovative oncology product candidates known as multitargeted tyrosine kinase inhibitors, which target both tumor and vascular cells. Sutent targets tumors in two ways: through anti-angiogenesis (cutting off blood supply to the tumor) and by direct anti-tumor effects (by directly killing tumor cells). Targeted therapies are now the fastest-growing market segment in oncology. Phase II clinical trials of Sutent have demonstrated its clinical activity in treating patients with metastatic renal-cell carcinoma (RCC) and gastrointestinal stromal tumors (GIST). Sutent significantly increased objective response rates and time to progression in patients with RCC or GIST who had failed on prior therapy. Long- term clinical trials are ongoing in both indications to establish efficacy and to support regulatory approval. Sutent is well tolerated, orally active, and intended for long-term use in relevant patient populations.

OSTEOPOROSIS

Q34) What is the status of Oporia (lasofoxifene)?

A34) Oporia (lasofoxifene) is a selective estrogen receptor modulator (SERM) under development for the prevention and treatment of osteoporosis. Osteoporosis is a disease that affects some 8 million American women. An additional 22 million women are estimated to have low bone mass, placing them at increased risk of osteoporosis. In the U.S., osteoporosis is responsible for more than 1.5 million fractures/year. SERMs may offer benefits beyond just the bone effects provided by other treatment options, such as bisphosphonates and hormone therapy. The U.S. regulatory filing for osteoporosis prevention was submitted in August 2004. A supplemental U.S. filing for vaginal atrophy was submitted in December 2004. Oporia has been filed in the U.S. only. Filings in other markets will follow in 2005.

OTHER

Q35) Is Pfizer engaged in fee-for-service negotiations with U.S. wholesalers?

A35) Pfizer is not engaged in any fee-for-service negotiations with U.S. wholesalers. We believe that wholesalers purchase and resell products for their own account and not as a service to Pfizer as a manufacturer.

ANIMAL HEALTH

Q36) How did Pfizer's Animal Health business perform?

A36) Sales of the Animal Health business totaled $566 million in the fourth quarter of 2004, reflecting growth of 11% compared to the same period in 2003. These results were driven by strong performances by livestock products and the companion-animal product Revolution, and by the favorable impact of a weaker U.S. dollar relative to the prior year. Also contributing to performance was the U.S. launch of Excede, an antimicrobial that controls and treats respiratory disease in beef, non-lactating cattle, and swine. With the acquisition of Pharmacia, Pfizer Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

CONSUMER HEALTHCARE

Q37) How did Pfizer's Consumer Healthcare business perform?

A37) Sales of the Consumer Healthcare business totaled to $992 million in the fourth quarter of 2004, reflecting growth of 13% compared to the same period in 2003. These results for Consumer Healthcare reflect sustained sales strength for Listerine mouthwash, which benefited from the launch of Listerine Advanced in September 2004, growth in sales of upper-respiratory and tobacco-dependence products, and a weaker U.S. dollar relative to the prior year.

Q38) What is the status of litigation regarding Listerine?

A38) On January 6, 2005, the U.S. District Court for the Southern District of New York entered an order, effective January 10, 2005, enjoining Pfizer from continuing to make the promotional claim that "Listerine is as effective as floss at fighting plaque and gingivitis." Pfizer based this claim on the results of two six- month, well-controlled clinical studies (the Sharma and Bauroth studies), both of which followed the American Dental Association guidelines and were reviewed and accepted by the American Dental Association's Council of Scientific Affairs. The Court, however, did not accept the studies as they relate to flossing because the flossing arms of the study, like the rinsing arms of the study, were conducted under unsupervised, "real-world" conditions, which in the Court's opinion did not provide assurance that the flossing was done properly. This decision does not in any way challenge the proven safety and effectiveness of Listerine. In fact, the Court affirms that Pfizer may continue to use the studies in question to support that Listerine fights plaque and gingivitis. Pfizer is considering an appeal of this decision.

FINANCIAL MATTERS

Q39) What impact did foreign exchange have on revenues in the quarter and full year?

A39) The weakening of the U.S. dollar relative to other currencies, principally the euro, Japanese yen, British pound, and Canadian dollar, favorably impacted revenues in the fourth quarter of 2004 by $364 million and favorably impacted consolidated revenue growth by about three percentage points. The weakening of the U.S. dollar, principally due to the same currencies affecting the fourth quarter, favorably impacted revenues for full-year 2004 by $1.4 billion and consolidated revenue growth by about three percentage points.

Q40) What cost synergies from the Pharmacia acquisition were realized in 2004? What cost synergies are expected for 2005?

A40) Cost synergies resulting from the acquisition of Pharmacia totaled almost $1 billion in the fourth quarter of 2004 and were about $3.6 billion for the full year. Our estimate for 2005 synergies has increased to $4.2 billion. Synergies stem from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies continue to be expected to be about $6 billion.

Q41) What caused cost of goods sold to decrease by 28% in the fourth quarter of 2004 and 21% for the full year? Why did cost of sales as a percentage of revenues on an adjusted basis increase from the first three quarters of 2004 to the fourth quarter?

A41) The decrease in cost of goods sold in 2004 was primarily driven by the impact of purchase accounting on the 2003 income statement. Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on the Pfizer balance sheet at fair value in the prior year. As the inventory was sold, the income statement reflected the fair market value of the inventory, not the production cost. Sales of this inventory were completed by the end of 2003.

     After adjusting for the impacts of purchase accounting, cost of sales as a percentage of revenues increased in the fourth quarter of 2004 relative to the prior three quarters due to a number of factors, including unfavorable production variances resulting from lower production volumes due to demand and strategies to better manage inventory, and inventory write-offs.

Q42) What factors affected the 1% increase in selling, informational and administrative (SI&A) expenses in the fourth quarter of 2004? What impacted the full-year SI&A growth of 12%?

A42) SI&A growth in the fourth quarter was reduced by the year-over-year increase in merger-related synergies and other productivity-related initiatives, partially offset by the unfavorable impact of foreign exchange. In addition to the factors cited for the fourth quarter, growth for the twelve months was impacted by a full year of marketing, distribution, and general and administrative expenditures associated with legacy Pharmacia, whereas the prior year only reflects these expenditures subsequent to the close of the acquisition in April 2003. Pfizer's marketing and informational support of in-line and recently introduced products remains strong after adjusting for these factors.

Q43) What factors affected the 3% decrease in research and development expenses in the fourth quarter of 2004? What impacted the full-year R&D growth of 3%?

A43) R&D spending in the fourth quarter declined relative to the prior year due to the year-over-year increase in merger-related synergies and other productivity-related initiatives and the decrease in 2004 payments associated with licensing and co-promotion agreements relative to the prior year, partially offset by the unfavorable impact of foreign exchange. Growth for the twelve months was impacted by a full year of research and development expenditures associated with legacy Pharmacia, whereas the prior year only reflects these expenditures subsequent to the close of the acquisition in April 2003. Pfizer's underlying investment in a wide array of new therapies at various stages of research and development remains strong after adjusting for these factors.

Q44) Why did Pfizer take an impairment charge relating to Depo-Provera?

A44) Pfizer determined that an indefinite-lived intangible asset relating to Depo-Provera, a long-acting injectable contraceptive that was acquired in connection with our acquisition of Pharmacia Corporation in April 2003, has become impaired due to the unexpected entrance of a generic competitor in the U.S. market in the latter part of 2004 and, as previously announced, a labeling change for the addition of more prominent wording in a black-box warning noting that women who use Depo-Provera may lose significant bone mineral density. Pfizer recorded a non-cash charge of $691 million pre-tax ($420 million net of tax) in the fourth quarter of 2004 as a result of the impairment, which is included in Other (income)/deductions-net.

Q45) What accounting reclassifications took place during the quarter?

A45) As previously disclosed, in light of the increasing significance of licensing and co-promotion agreements to our core business, upfront and milestone payments associated with these transactions have been reclassified for all periods from Other (Income)/Deductions-Net to Research and Development. A total of $100 and $380 million have been reclassified from Other (Income)/Deductions-Net to Research and Development for the fourth quarter of 2003 and full-year 2003, respectively.

     In addition, a separate line on the income statement has been established for the amortization of intangibles that contribute to our ability to sell, manufacture, research, market, and distribute a product. These expenses were formerly included in Other (Income)/Deductions-Net.

Q46) What were the principal factors affecting pre-tax other
     (income)/deductions-net?

A46)                                       Fourth Quarter           Full Year
     ($ millions)                        ------------------    ------------------
     (Income)/Deductions                   2004       2003       2004       2003
     ---------------------------------   -------    -------    -------    -------
     Net Interest (Income)/Expense       $    (2)   $     6    $     1    $   (76)
     Various Litigation Matters               --      1,402        371      1,435
     Impairment of Depo-Provera
      Intangible Asset                       691         --        691         --
     Other Legacy Pharmacia Intangible
       Asset Impairments                      11         --         11         --
     Royalties                               (50)       (74)      (288)      (255)
     Contingent Income Earned from
      Prior-Year Sale of Product
      in Development                        (100)        --       (100)        --
     Gains on the Sales of Products          (10)        --        (12)       (87)
     Other                                    74         13         79         (8)
     Other (Income)/Deductions-Net       $   614    $ 1,347    $   753    $ 1,009

     As noted, we recorded a non-cash charge of $691 million in the fourth quarter of 2004 upon determining that an indefinite-lived intangible asset relating to Depo-Provera had become impaired.

     As announced in September 2004, Pfizer Inc and its wholly owned subsidiary Quigley Company, Inc. ("Quigley") have taken steps that, subject to court approval and approval by claimants, will resolve all pending and future claims against the companies in which claimants allege personal injury from exposure to Quigley products containing asbestos, silica, or mixed dust. Quigley was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. We recorded a charge of $369 million before tax ($229 million after tax) in connection with these matters in the third quarter of 2004.

     We recorded provisions totaling $1.402 billion in the fourth quarter of 2003 relating to the resolution of two legacy Warner-Lambert litigation matters.

Q47) What is Pfizer's effective tax rate for 2004?

A47) Pfizer's effective tax rate in calculating adjusted income* from continuing operations for 2004 was 21.75%. This rate is lower than the 22% rate recorded for the first three quarters of 2004 principally due to legislation retroactively reinstating the Research and Experimentation Credit subsequent to its expiration on June 30, 2004. The legislation also extended the tax credit through 2005.

Q48) What impact on its business does Pfizer expect from recent passage of the American Jobs Creation Act of 2004?

A48) On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the "Act"). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, without further guidance, there remains significant uncertainty as to the interpretation of numerous provisions in the Act. As of December 31, 2004, Pfizer management had not decided whether, and to what extent, we might repatriate foreign earnings under the Act, and, accordingly, the financial statements do not reflect any provision for taxes on unremitted foreign earnings. Since that time, however, the U.S. Treasury has issued some guidance, which appears to clarify some of the Act's provisions, and management is now investigating whether the company might repatriate up to $29 billion in extraordinary dividends, as defined in the Act, during 2005 (subject to management and board approval). This amount could increase by $8.6 billion, the amount of Pharmacia's historical accumulated earnings, but is subject to further U.S. Treasury guidance. Since the U.S. Treasury has not completed the issuance of all of its guidance on the Act, the company can only make a good-faith estimate of the tax liability that would have to be recorded if these extraordinary dividends are paid. Accordingly, the company expects, based on the information presently available, that it would record a tax liability based on the 5.25% statutory rate in the Act. However, the actual cost to the company is dependent on a number of factors that are currently being analyzed, including the passage of the pending Technical Corrections Bill.

Q49) What is the status of planned divestitures?

A49) Pfizer previously announced its intention to divest the following operations: the legacy Pharmacia in-vitro allergy and autoimmune diagnostic testing business; the legacy Pharmacia surgical ophthalmology business; certain legacy Pfizer and Pharmacia non-core European over-the-counter and personal-care product lines; and three legacy European generic businesses. All of these divestitures have been completed except for two European generic businesses, which are expected to close in the first quarter of 2005. Income/(loss) from discontinued operations reflects the income from operations of these businesses and products prior to their sale, the third-quarter gain on the sale of the consumer product lines, and a fourth-quarter charge of $61 million pre-tax ($37 million net of tax) primarily related to the expected loss on the sale of one of the European generic businesses.

Q50) What is the status of Pfizer's announced acquisition of Meridica Ltd.?

A50) In the third quarter, Pfizer Inc agreed to purchase the remaining 90% ownership of Meridica Ltd., a drug-delivery technology company, for $122 million and a contingent payment. The transaction closed in the fourth quarter. Substantially all of the purchase price was expensed as in-process R&D in the fourth quarter.

Q51) What is the status of Pfizer's share-purchase program?

A51) Pfizer's financial strength and flexibility have allowed the Company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. In December 2003, Pfizer announced an authorization to purchase up to $5 billion of its common stock. More than 146 million shares were purchased during the course of this program, which was completed in October 2004.

     In October 2004, Pfizer announced a new authorization to purchase up to $5 billion of the company's common stock by the end of 2005. During the fourth quarter of 2004, the company purchased approximately 63 million shares at a total cost of about $1.7 billion under this authorization.

Q52) What is the status of Pfizer's testing of internal controls over financial reporting?

A52) Pfizer's management is responsible for establishing and maintaining an adequate system of internal controls over financial reporting. We fully expect to complete our testing and evaluation by the time that our certification under Sarbanes Oxley Section 404 is due.

Q53) Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

A53) General Description of Adjusted Income Measure

     Adjusted Income is an alternative view of performance used by management and we believe that investors' understanding of our performance is enhanced by disclosing this performance measure. The company reports Adjusted Income in order to portray the results of our major operations-the discovery, development, manufacture, marketing, and sale of prescription medicines for humans and animals, as well as our over-the-counter products, prior to considering certain income-statement elements. We have defined Adjusted Income as net income before discontinued operations, the cumulative effect of changes in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. The Adjusted Income measure is not and should not be viewed as a substitute for U.S. GAAP Net Income.

     The Adjusted Income measure is an important internal measurement for Pfizer. We measure performance on this basis-for the overall company as well as for our reportable business segments:

   - Senior management receives a monthly analysis of the operating results of our segments that is prepared on an Adjusted Income basis;

   - The annual budgets of our segments are prepared on an Adjusted Income basis; and

   - Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments, and stock options, for various levels of management is based on financial measures that include Adjusted Income. The Adjusted Income measure currently represents a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility, and may be considered in the determination of certain long-term compensation plans. The portion of senior management's bonus, merit-based salary increase, and stock-option awards based on the Adjusted Income measure ranges from 10% to 30%. The Adjusted Income measure is typically combined with one or more additional financial metrics (e.g., revenues), which, collectively, can represent 30% to 60% of target objectives used in determining such compensation.

     Despite the importance of this measure to management in goal setting and performance measurement, we stress that Adjusted Income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted Income (unlike U.S. GAAP Net Income) may not be comparable with the calculation of similar measures for other companies. Adjusted Income is presented solely to permit investors to more fully understand how management assesses the performance of our company.

     We also recognize that, as an internal measure of performance, the Adjusted Income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted Income measure is that it provides a view of operations without including all events during a period, such as the effects of an acquisition, merger-related charges, or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of performance in the company. For example, our Research and Development organization has productivity targets, upon which its effectiveness is measured. In addition, for senior levels of management, a portion of their long-term compensation is based on U.S. GAAP net income.

     Purchase-Accounting Adjustments

     Adjusted Income is calculated prior to considering significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion as well as net-asset acquisitions. These impacts can include charges for purchased in- process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted Income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

     Certain of the purchase-accounting adjustments associated with a business combination or a net-asset acquisition, such as the amortization of intangibles, can occur for up to 40 years (with a weighted-average useful life of approximately 11 years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs have been previously expensed.

     However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted Income. This component of Adjusted Income is derived solely with the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if Pfizer had discovered and developed those intangible assets on its own, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, our research and development costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted Income amounts would have been the same as presented had Pfizer discovered and developed the acquired intangible assets.

     Merger-Related Costs

     Adjusted Income is calculated prior to considering integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in merger-related costs. We have not factored in the impacts on synergies that would have resulted had these costs not been incurred.

     We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination or net-asset acquisition result primarily from the need to eliminate duplicate assets, activities, or employees-a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities, or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal business contexts.

     The integration and restructuring costs associated with a business combination may occur over several years with the most significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA. In other situations, we may be required by local laws to obtain approvals prior to terminating certain employees. This approval process can delay the termination action.

     Discontinued Operations

     Adjusted Income is calculated prior to considering gains or losses on the sale of businesses and product lines included in discontinued operations as well as the related results of operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

     Certain Significant Items

     Adjusted Income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge, if non-recurring in nature; costs associated with a significant recall of one of our products; charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible asset impairments; or possible charges related to legal matters, such as those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Legal Proceedings included in our Form 10-Q filings. Normal, ongoing defense costs of the company or settlements and accruals on legal matters made in the normal course of our business would not be considered a certain significant item.

     Reclassification

     In 2004, in response to a change in Pfizer's business strategy, we revised our basis for Adjusted Income such that we no longer consider certain items in Adjusted Income. For example, copromotion charges and payments for intellectual-property rights for unapproved products being developed by third parties and the operational contribution of divestitures are no longer presented in an alternative manner from U.S. GAAP. We have revised our previous 2003 and 2002 basis for Adjusted Income to conform to the 2004 presentation.

Q54) What are Pfizer's financial expectations for 2005?

A54) While Pfizer's revenue and income growth will likely be tempered in the near term due to patent expirations and other factors, the Company will continue to make the investments necessary to sustain strong longer-term growth, the prospects for which remain excellent. We will provide more specific guidance on Pfizer's 2005 financial performance at our analyst meeting planned for April 5, 2005, in New York City.

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IMPROVING PATIENT ACCESS

Q55) How is Pfizer promoting access to innovative medicines-both in the U.S. and worldwide?

A55) For more than 30 years, Pfizer has maintained a commitment to making its medicines available to patients in need. Our efforts include:

     U.S.

     -- Medicare-Approved Discount Cards: Pfizer has offered Medicare- approved discount cards its $15 flat fee for qualified Medicare beneficiaries.

     -- Helpful Answers: A Pfizer initiative that includes substantial savings on Pfizer medicines for America's uninsured through Pfizer Pfriends; expanded eligibility for existing Pfizer access programs (Connection to Care, Sharing the Care, Hospital Partnership) that provide free medicines; and creation of a consumer-friendly, single-entry-point navigation component for all uninsured patients.

     -- Pfriends: A Pfizer program that offers substantial savings on Pfizer medicines to uninsured Americans, regardless of age or income, with average savings of 37% for families making less than $45,000, and average savings of 15% for families making more than $45,000.

     -- Together Rx Access: A collaboration of more than ten pharmaceutical companies, offering savings on more than 275 medicines to uninsured Americans under age 65.

     -- Connection to Care: A Pfizer program for eligible families earning less than $31,000/year, or $19,000/year for individuals (approximately 200% of the federal poverty level), who can receive Pfizer medicines through their physicians' offices free of charge.

     -- Sharing the Care: A Pfizer program that provides Pfizer medicines free of charge to participating federally qualified community health centers. Eligible families earning less than $31,000/year, or $19,000 for individuals (approximately 200% of the federal poverty level) can receive Pfizer medicines from eligible community health centers.

     -- Hospital Partnership: A Pfizer program that provides Pfizer medicines free of charge to participating hospitals that serve a disproportionately large number of low-income patients who lack health insurance. Eligible families earning less than $31,000/year, or $19,000/year for individuals (approximately 200% of the federal poverty level), can receive Pfizer medicines from eligible hospitals.

     -- Medicine-Specific Programs: Pfizer's medicine-specific programs work in partnership with physicians to help patients with complex medical conditions.

        - Pfizer HIV/AIDS Patient Assistance Program: Viracept and Rescriptor are donated to eligible low-income HIV/AIDS patients.

        - Anti-Infective Patient Assistance Program: Diflucan, Vfend, and Zithromax are provided at no cost to eligible low-income patients with chronic medical conditions.

        - Aricept Patient Assistance Program: Aricept is donated to eligible low-income uninsured patients with Alzheimer's disease.

        - Geodon Patient Assistance Program: Geodon is donated at no cost to eligible low-income uninsured patients with schizophrenia.

        - FirstRESOURCE: Aromasin, Camptosar, Celebrex, Ellence, Emcyt, Idamycin, Trelstar, and Zinecard are made available to eligible low-income uninsured oncology patients.

        - The Bridge Program: Genotropin and Somavert support programs are designed to assist eligible patients in obtaining these medications.

     International

     -- Diflucan Partnership Program: We partner with governments to donate
        Diflucan for opportunistic infections associated with HIV/AIDS in developing countries. In all, Pfizer has committed $110 million to the program, which has distributed more than 4 million free doses of Diflucan and trained more than 18,000 healthcare workers.

     -- International Trachoma Initiative: We partner with the public section to eliminate trachoma, the world's leading cause of preventable blindness, through training and medicine donations in 10 countries in Africa and Asia. We helped train healthcare professionals who treated 10 million patients and completed 85,000 surgeries. We intend to help the World Health Organization achieve its goal of eliminating blinding trachoma by the year 2020.

     -- Infectious Diseases Institute: We helped to build a regional treatment and training institute in Uganda to strengthen local capacity in HIV/AIDS care. We helped train 150 physicians in Uganda and the region to provide care to 400 patients/week.

     -- Global Health Fellows: We support a volunteer medical corps to fight
        HIV/AIDS in 14 developing countries that partners with nongovernmental organization. Pfizer colleagues (physicians, epidemiologists, nurses, educators, business consultants) spend up to six months on site advancing knowledge and practice in infectious diseases.

     -- International AIDS Grant Program: The Pfizer Foundation supports more than 30 organizations in 12 countries in Africa, Asia, and Latin America for HIV/AIDS training and capacity building.

EVENTS FOR INVESTORS

Q56) When is Pfizer's conference call?

A56) Pfizer will be holding a conference call for analysts and investors to discuss fourth-quarter 2004 business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for seven days thereafter.

Q57) When is Pfizer's next analyst meeting?

A57) We will host an analyst meeting, with simultaneous audio-video webcast, in New York City on April 5 to discuss our plans, initiatives, and expectations for 2005 and beyond, with further details on the meeting to follow.